FILED PURSUANT TO
RULE 424 (B) (2)
REGISTRATION NO: 333-127955

Prospectus supplement

(To Prospectus dated September 26, 2005)

2,000,000 shares

10% Series A Cumulative Redeemable Preferred Stock

liquidation preference of $25.00 per share

HomeBanc Corp. is selling 2,000,000 shares of its 10% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”). Dividends on the Series A Preferred Stock will be cumulative from and including the date of original issuance and will be payable quarterly in arrears, commencing on March 31, 2006, at the annual rate of 10% of the liquidation preference, or $2.50 per year. However, during any period that both (i) the Series A Preferred Stock is not listed on the New York Stock Exchange, or NYSE, or the American Stock Exchange, or AMEX, or quoted on The NASDAQ Stock Market, or Nasdaq, and (ii) we are not subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, but the Series A Preferred Stock is outstanding, we will increase the cash dividend payable on the Series A Preferred Stock to a rate of 11% of the liquidation preference per year, or $2.75 per year.

If at any time both (i) the Series A Preferred Stock ceases to be listed on the NYSE or the AMEX, or quoted on Nasdaq, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but shares of the Series A Preferred Stock are outstanding, then the Series A Preferred Stock will be redeemable in whole but not in part at our option, within 90 days of the date upon which the Series A Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, at a cash redemption price of $25.00, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Except as set forth above and in limited circumstances relating to our qualification as a real estate investment trust, or REIT, the Series A Preferred Stock will not be redeemable prior to March 31, 2011. On and after March 31, 2011, at any time and from time to time, the Series A Preferred Stock will be redeemable in whole or in part at our option, at a cash redemption price of $25.00 per preferred share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

In order to maintain our qualification as a REIT for federal income tax purposes, ownership by any person of our a Series A Preferred Stock and other classes of our capital stock is limited, with certain exceptions, to an aggregate of 9.8% in value of our outstanding capital stock, and other disqualified persons are not permitted to own Series A Preferred Stock or other shares of our capital stock.

Investing in our Series A Preferred Stock involves risk. See “ Risk factors” beginning on page S-8 of this prospectus supplement, which include risk factors incorporated by reference herein.

	Public offering price(1)	Underwriting discounts	Proceeds to us before expenses

Per share	$25.00	$0.8125	$24.1875

Total	$50,000,000	$1,625,000	$48,375,000

(1)	Plus accrued dividends, if any, from the date of original issuance.

We have granted the underwriters an option for a period of 30 days to purchase up to 300,000 additional shares of Series A Preferred Stock on the same terms and conditions set forth above to cover over allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Series A Preferred Stock offered hereby in book-entry form only will be made against payment therefor in New York, New York on or about February 7, 2006. We intend to list the Series A Preferred Stock on the NYSE under the symbol “HMB PrA”. Trading of the Series A Preferred Stock on the NYSE is expected to commence within the 30-day period after the initial delivery of the Series A Preferred Stock. We have been advised by the underwriters that they intend to make a market in our Series A Preferred Stock prior to the commencement of trading on the NYSE. However, they are not obligated to do so and may discontinue market-making at any time without notice. Therefore, no assurance can be given that a market for the Series A Preferred Stock will exist prior to commencement of trading on the NYSE or at any time thereafter.

JPMorgan

A.G. Edwards

February 2, 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein and therein.

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Special cautionary note regarding

forward-looking statements

Some of the statements made or incorporated by reference in this prospectus supplement are “forward-looking statements” within the meaning, and subject to the protections, of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “hope,” “project,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “could,” “intend,” “seek,” “target,” and other similar words and expressions of the future. Such forward-looking statements include, without limitation, statements regarding:

•	our business strategy;

•	forward-looking accounting and financial statement impacts as a result of our change in business strategy adopted in 2004 and our operation as a REIT;

•	expected benefits to us from our investments in strategic marketing alliances;

•	future performance, including generally accepted accounting principles, or “GAAP,” earnings, developments or market forecasts, including the amounts and types of loans we may originate;

•	projected leverage ratios, capital needs and the timing and nature of future financings; and

•	projected capital expenditures.

It is important to note that the description of our business, in general, and our mortgage-backed securities financings, in particular, is a statement about our operations as of a specific point in time. It is not meant to be construed as an investment policy, and the types of assets we hold, the amount of leverage we use, the liabilities we incur and other characteristics of our assets and liabilities are subject to reevaluation and change without notice.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	future economic or business conditions and general consumer confidence and spending habits;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in tax laws and regulations and changes in the regulations of Fannie Mae and Freddie Mac and the changes in their required capital and activities;

•	the risks of changes in interest rates on our mortgage loan production, the types of loans we originate and hold or sell, and our interest sensitive assets and liabilities;

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•	interest rate risks and credit risks of customers;

•	loan loss experience and the rate of loan charge-offs;

•	risks inherent in originating and holding mortgage loans, including the risks of principal repayment and fluctuations in collateral values;

•	the percentage of applications that will result in closed loans;

•	loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans originated by us and sold to third parties;

•	risks in our ability to execute business strategy and to meet the requirements for operation as a REIT;

•	our limited experience as a servicer;

•	competition that we face, as well as the general effects of competition from a wide variety of local, regional, national and other originators and sellers of mortgage loans, and changes in the secondary mortgage market and investors therein;

•	risks in our ability to raise additional capital or enter into additional financing arrangements on terms that are attractive to us;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates, including those used to develop hedging and interest rate risk management strategies and the values of mortgage servicing rights;

•	the uncertainties and costs of litigation;

•	the risks of entering new markets or introducing new products;

•	the risks of mergers, acquisitions, joint ventures and/or divestitures, including, without limitation, the related time and costs of implementing such transactions, and the possible failure to integrate operations or achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in generally accepted accounting principles and related industry practices;

•	difficulties with, or changes in the cost or effectiveness of, technology and/or products;

•	general volatility of the capital markets and the market prices of our common and preferred stock;

•	changes in our industry or in the rate of growth in the markets that we serve;

•	the effects of war or other conflict, acts of terrorism, natural disasters or other catastrophic events that may affect general economic conditions; and

•	the effects of weather-related events that may result in property damage as well as interruptions of our business, reductions in mortgage loan origination volume, and alterations in the timing of mortgage closings in the affected areas.

For a further discussion of risks and uncertainties which could cause our actual results to differ from those contained in the forward-looking statements, see “Risk factors” beginning on page S-8, including those risk factors incorporated herein.

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All written or oral statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. We have no obligation and do not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this prospectus supplement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

S-iv

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in the Series A Preferred Stock. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk factors” beginning on page S-8 of this prospectus supplement and those risk factors incorporated herein, our consolidated financial statements and notes to those consolidated financial statements as incorporated by reference herein before making an investment decision.

The company

HomeBanc Corp. is a Georgia corporation formed in March 2004 to become the parent holding company of HomeBanc Mortgage Corporation, or “HBMC,” a residential mortgage lender that originates loans through a retail network of stores and strategic marketing alliances, and to hold a leveraged portfolio of prime mortgage loans. HBMC and its predecessors have been in the residential mortgage loan origination business for more than 20 years.

HomeBanc Corp. has elected to be treated as a REIT and intends to continue such election for future tax periods. HBMC is a taxable REIT subsidiary that focuses its origination activities primarily on prime one-to-four family residential mortgage loans. While the definition of “prime” loans varies from company to company, we consider “prime” loans to be loans that satisfy our prescribed investment criteria, including loan product type, credit scores and loan-to-value ratios.

We originate residential mortgage loans through HBMC and its 21 store locations and its 160 realtor store-in-store locations in the states of Georgia, Florida and North Carolina. HBMC’s mortgage product line includes conforming FNMA/FHLMC mortgage loans, FHA/VA government-insured mortgage loans, adjustable-rate mortgage loans, including construction-to-permanent and second-lien mortgage loans, nonconforming jumbo loans and a limited volume of sub-prime mortgage loans. Our strategy emphasizes retail residential mortgage loan originations, primarily purchase money mortgages. We execute our strategy, in part, through the formation of strategic marketing alliances (“SMAs”) with residential realtors and home builders who have a significant presence in their markets. As of September 30, 2005, we had 230 SMAs, 112 of which were with residential realtors and 118 of which were with home builders.

Historically, we sold a substantial number of the mortgage loans that we originated to third parties in whole loan and securitized form. As a result, the substantial majority of our revenue prior to January 1, 2004 was gain on sale of mortgage loans. During 2004, we began holding and servicing certain mortgage loans, primarily adjustable-rate mortgage loans with rates based on the London Interbank Offered Rate (“LIBOR”), for investment. We expect to continue to hold and service these types of loans for investment in the future. These loans are financed by equity and debt, primarily through the issuance of adjustable-rate notes through securitization transactions treated as secured borrowings of HomeBanc Corp. We have sold, and presently expect to continue selling, the majority of the fixed-rate mortgage loans that we originate. This change in our business strategy in 2004 has shifted our revenue sources from gain on sale of mortgage loans to net interest income earned primarily on our adjustable-rate (including hybrid) mortgage loan portfolio held for investment. In the fourth quarter of 2005, we also began to invest in residential mortgage-backed securities to increase our net interest income.

Our principal executive offices are located at 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319, telephone (404) 459-7400. We maintain a website at http://www.HomeBanc.com where general information about our business is available. The information contained in or linked to from our website is not a part of this prospectus supplement or the accompanying prospectus.

Recent developments

We originated approximately 33,807 loans with an aggregate principal balance of $6.4 billion during the year ended December 31, 2005, including $1.5 billion in the fourth quarter of 2005. At December 31, 2005, the aggregate principal amount of our REIT investment portfolio was $5.6 billion. On December 14, 2005, we declared a quarterly cash dividend of $0.28 per share on our common stock, which was paid on January 27, 2006 to holders of record of our common stock on December 30, 2005.

The offering

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the Series A Preferred Stock. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of our preferred stock, including the Series A Preferred Stock, see the discussion under “Description of Series A Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus.

Issuer	HomeBanc Corp., a Georgia corporation.

Securities Offered	2,000,000 shares of our 10% Series A Cumulative Redeemable Preferred Stock.

Price per Share of Series A Preferred Stock	$25.00.

Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements

Our ratio of earnings to fixed charges for the nine months ended September 30, 2005 and for the years ended December 31, 2003, 2002 and 2001 were 0.84, 1.65, 1.88 and 1.08, respectively. In the nine months ended September 30, 2005 and 2004 and in the years ended 2004 and 2000, our earnings were $20.2 million, $47.8 million, $66.9 million and $17.3 million, respectively, less than our fixed charges. We had no preferred stock outstanding during any of these periods. See “Ratio of earnings to fixed charges and preferred dividend requirements”.

Ranking	The Series A Preferred Stock will rank with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to our common stock and to any other class or series of our capital stock that by its terms ranks junior to the Series A Preferred Stock;

•	equally with all other classes or series of our capital stock that by their terms rank equally with the Series A Preferred Stock;

•	junior to all other classes or series of our capital stock that by their terms rank senior to the Series A Preferred Stock; and

•	junior to all of our indebtedness.

Dividend Rate and Payment Dates

Dividends on the Series A Preferred Stock will be cumulative from (and including) the date of original issuance and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2006, at the annual rate of 10% of the liquidation preference, or $0.625 per share quarterly ($2.50 per share annually). However, during any period that both (i) the Series A Preferred Stock is not listed on the NYSE or the AMEX, or quoted on Nasdaq, and (ii) we are not subject to the reporting requirements of the Exchange Act, but the Series A Preferred Stock is outstanding, we will increase the cash dividend payable on the Series A Preferred Stock to a rate of 11% of the liquidation preference per year, or $2.75 per year. Any dividends payable on the Series A Preferred Stock for any partial dividend period will be pro-rated, computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the shares of Series A Preferred Stock will accumulate even if:

•	any of our agreements prohibit the payment of dividends when due;

•	we do not have earnings or funds legally available to pay such dividends; or

•	we do not declare such dividends.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) through and including the date of payment, before any payments are made to the holders of our shares of common stock or other junior securities.

Special Optional Redemption

If at any time both (i) the Series A Preferred Stock ceases to be listed on the NYSE or the AMEX, or quoted on Nasdaq, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but shares of the Series A Preferred Stock are outstanding, then the Series A Preferred Stock will be redeemable in whole but not in part at our option, within 90 days of the date upon which the Series A Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, at a cash redemption price of $25.00, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Optional Redemption

Except with respect to our special option to redeem the Series A Preferred Stock and except in limited circumstances relating to the maintenance of our ability to qualify as a REIT, the Series A Preferred Stock will not be redeemable prior to March 31, 2011. On and after such date, at any time and from time to time, the Series A Preferred Stock will be redeemable in whole or in part at our option, at a cash redemption price of $25.00 per preferred share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Voting Rights

Holders of the Series A Preferred Stock generally have no voting rights, except as required by law. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), the holders of the Series A Preferred Stock, voting together as a single class with any other class or series of our capital stock ranking equal with the Series A Preferred Stock as to dividends or upon liquidation, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay or have authorized and set aside for payment in full all dividends that we owe on the Series A Preferred Stock. In addition, the affirmative vote of the holders of at least 66 2/3% of all of our outstanding Series A Preferred Stock voting together as a single class with any series of capital stock with similar voting rights is required for us to authorize another class of capital stock ranking senior to the Series A Preferred Stock as to dividends or upon liquidation and the affirmative vote of at least 66 2/3% of all of our outstanding Series A Preferred Stock, voting as a separate class, is required for us to amend, alter or repeal our articles of amendment with respect to Series A Preferred Stock if such action would materially and adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock. Among other things, we may, without any vote of the holders of the Series A Preferred Stock, issue additional shares of preferred stock having the same ranking as our Series A Preferred Stock.

Conversion	Shares of Series A Preferred Stock are not convertible into or exchangeable for any other of our property or securities.

Information Rights

During any period that both (i) the Series A Preferred Stock is not listed on the NYSE or the AMEX, or quoted on Nasdaq, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series A Preferred Stock are outstanding, we will transmit by mail to all holders of Series A Preferred Stock copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission, or “SEC”, pursuant to Sections 13 or 15(d) of the Exchange Act if we were subject to such rules and promptly upon written request supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Sections 13 or 15(d) of the Exchange Act.

Ownership Restrictions

In order to assist us in maintaining our qualification as a REIT for United States federal income tax purposes, subject to limited exceptions, our charter prohibits ownership, actually or constructively, by any person of more than 9.8% of the aggregate value of all shares of our capital stock of all classes or series, including Series A Preferred Stock. We will be subject to tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from REMIC residual interests or taxable mortgage pools equal to the percentage of our stock that is held by “disqualified organizations.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt from both income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

Such “disqualified organizations” are prohibited from owning shares of our capital stock, including Series A Preferred Stock.

No Maturity

The Series A Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide to redeem the shares at our option.

Listing

We intend to file an application with the NYSE to list the Series A Preferred Stock under the symbol “HMB PrA” subject to official notice of issuance. We will use our best efforts to have our listing application for the Series A Preferred Stock approved. If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within 30 days after the initial delivery of the shares of Series A Preferred Stock.

Use of Proceeds	We intend to use the net proceeds from the sale of the Series A Preferred Stock to repay borrowings under our warehouse credit facility.

Settlement Date	Delivery of the shares of Series A Preferred Stock will be made against payment therefor on or about February 7, 2006.

Form	The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of Cede & Co., as nominee of The Depository Trust Company, except under limited circumstances.

Risk Factors

See “Risk factors” beginning on page S-8 of this prospectus supplement, including those risk factors incorporated herein, for other information you should consider before buying the Series A Preferred Stock.

Risk factors

An investment in the Series A Preferred Stock involves various material risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, including those risks disclosed in other filings we may make from time to time with the SEC, including our current report on Form 8-K filed on January 27, 2006.

Risks related to the offering

The market value of the Series A Preferred Stock could be substantially affected by various factors.

The Series A Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list the Series A Preferred Stock on the NYSE. However, an active trading market on the NYSE for the Series A Preferred Stock may not develop or last, in which case the trading price of the Series A Preferred Stock could be adversely affected. If an active trading market does develop on the NYSE, the Series A Preferred Stock may trade at prices higher or lower than their initial offering price. The market price of our Series A Preferred Stock may vary depending on many factors, including:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic conditions; and
•	our financial condition, results of operations and prospects.

The market price of the Series A Preferred Stock could also be influenced by the yields on alternative investments. An increase in market interest rates could result in higher yields on other investments and could adversely affect the market, trading volume and price of the Series A Preferred Stock. Furthermore, investors may be attracted to buying and/or selling shares of a REIT based on the distributions on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares of Series A Preferred Stock may expect higher dividend yields and the market price of the Series A Preferred Stock could therefore decrease.

We have been advised by the underwriters that they intend to make a market in our Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our ability to pay dividends on the Series A Preferred Stock may be limited.

Our ability to pay dividends on the Series A Preferred Stock will depend almost entirely on the difference, or “spread,” between the interest rates we earn on our assets and the interest rates we pay on our debt, as well as payments and dividends received on our interests in our subsidiaries, especially HBMC. Additionally, the terms of some of our debt facilities limit our ability to make some types of payments and other dividends, including payment of dividends on the Series A Preferred Stock, unless we meet certain financial tests, including maximum leverage covenants and minimum equity levels. Our debt facilities restrict us from paying dividends or distributions to our preferred and common shareholders when a payment default exists and is continuing or would arise from the payment of dividends or distributions on our preferred or common stock. Otherwise, our payment of dividends is restricted where a default exists under our debt facilities and is continuing, or would arise as a result of such payments, except in the case where such dividends or distributions are necessary to maintain our tax status as a REIT. As a result, we may not be able to pay dividends on the Series A Preferred Stock in one or more periods.

Our ability to pay dividends is further limited by the requirements of Georgia law.

Our ability to pay dividends on the Series A Preferred Stock is further limited by the laws of the State of Georgia. Under the Georgia Business Corporation Code, a Georgia corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on the Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any shares of the Series A Preferred Stock then outstanding, if any, with preferences senior to those of the Series A Preferred Stock.

We expect to incur additional indebtedness, which may harm our financial position and cash flow and potentially affect our ability to pay dividends on the Series A Preferred Stock.

Our governing documents do not limit us from incurring additional indebtedness and other liabilities, but our debt facilities limit our leverage. Under our warehouse credit and repurchase agreement facilities with JPMorgan Chase Bank, N.A., or JPMorgan Chase Bank, our ratio of permitted total liabilities to adjusted tangible net worth ratio is 25:1 until May 31, 2006, but will drop to 20:1 upon the earlier of May 31, 2006 or when we raise more than $50 million in net proceeds from sales of equity securities. Accordingly, this offering could result in a reduction in our permitted leverage. As of September 30, 2005, we had approximately $5,197.3 million of consolidated indebtedness outstanding. We may incur additional indebtedness and become more leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to our Series A Preferred Stock if we incur additional indebtedness.

We cannot assure you that we will be able to pay dividends regularly.

Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future. Furthermore, any new preferred stock issued that ranks on a parity with the Series A Preferred Stock will increase the cash required to continue to pay cash dividends at current levels.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Series A Preferred Stock.

Our articles of incorporation authorize us to issue up to 25,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. As of December 31, 2005, we had no shares of preferred stock outstanding. Our future issuance of any series of preferred stock could therefore effectively diminish our ability to pay dividends on, and the liquidation preference of, the Series A Preferred Stock.

Use of proceeds

The net proceeds to us from our sale of the Series A Preferred Stock offered hereby will be approximately $48.0 million, or $55.3 million if the underwriters’ over-allotment option is exercised in full. We intend to use all or substantially all the net proceeds from the offering of our Series A Preferred Stock for the repayment of borrowings under our warehouse credit facility. As of September 30, 2005, our $500 million warehouse credit facility bore interest at a rate of one-month LIBOR plus 100 to 150 basis points depending on the type of related collateral, or 4.86375% to 5.36375%, and we had borrowed approximately $331.3 million under this warehouse credit facility. Outstanding borrowings under our $500 million warehouse credit facility mature on July 31, 2006. An affiliate of J.P. Morgan Securities Inc., one of the underwriters of this offering, is the agent and a lender under this warehouse credit facility.

Ratio of earnings to fixed charges

and preferred dividend requirements

HomeBanc Corp.’s consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table sets forth HomeBanc Corp.’s consolidated ratios of earnings to fixed charges for the periods shown:

	For the Years Ended December 31,					For the Nine Months Ended September 30,
(dollars in thousands)	2004	2003	2002	2001	2000	2005	2004

Ratio of earnings to fixed charges		1.65	1.88	1.08		0.84
Required increase in pre-tax earnings to cover deficiency	$66,865				$17,291	$20,224	$47,820

We had no preferred stock outstanding during any of these periods. HomeBanc Corp.’s predecessor, HBMC Holdings, LLC had preferred units outstanding which were retired as part of HomeBanc Corp.’s initial public offering; however, preference dividends are not included in the above calculations. The HBMC Holdings, LLC preferred units had a stated yield of 7% per annum, none of which was paid in cash. The preferred units of HBMC Holdings, LLC plus the capital accounts of the preferred unitholders were redeemed and eliminated in connection with the July 2004 reorganization prior to the pricing of HomeBanc Corp.’s initial public offering by distributing to the preferred unitholders shares of HomeBanc Corp. common stock having an aggregate value of approximately $45.8 million, based upon the offering price of $7.50 per share of HomeBanc Corp. common stock in the initial public offering.

Capitalization

The following table sets forth as of September 30, 2005:

•	our cash, short-term debt and capitalization on a historical consolidated basis; and
•	our cash, short-term debt and capitalization on an as adjusted basis after giving effect to:

(1) the sale by us of 2.0 million shares of our Series A Preferred Stock in this offering at an offering price of $25.00 per share, resulting in net proceeds of approximately $48.0 million after deducting the underwriting discount and estimated offering expenses of approximately $375,000; and

(2) the application of the net proceeds of this offering to repay outstanding amounts under our warehouse credit facility.

This table should be read in conjunction with the “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and related notes incorporated by reference in this prospectus supplement.

	Actual	As Adjusted

	(dollars in thousands)

Cash	$ 20,071	$ 20,071

Short-term debt	$ 726,922	$ 678,922

Capitalization
Collateralized debt obligations	$4,418,841	$4,418,841
Junior subordinated debentures representing obligations for trust preferred securities	51,547	51,547

Shareholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized, 2,000,000 shares of Series A Preferred Stock issued, as adjusted	—	20
Common stock, $0.01 par value, 150,000,000 shares authorized, 56,613,525 shares issued	566	566
Additional paid-in-capital	365,687	413,667
Accumulated deficit	(57,933)	(57,933)
Unearned compensation	(907)	(907)
Accumulated other comprehensive income	29,883	29,883

Total shareholders’ equity	337,296	385,296

Total capitalization	$4,807,684	$4,855,684

Selected consolidated financial data

You should read the following selected consolidated financial data in conjunction with our respective consolidated financial statements and related notes thereto and with “Management’s discussion and analysis of financial condition and results of operations,” which are incorporated by reference into this prospectus supplement.

The following table sets forth, for periods ended on or prior to December 31, 2003, selected historical financial and operating data on a consolidated basis for HMBC Holdings, LLC, which, through its subsidiaries, conducted all our operations and held all our assets prior to our initial public offering and related reorganization in July 2004. The following table also sets forth, for periods ended after December 31, 2003, selected historical financial and operating data on a consolidated basis for HomeBanc Corp. and its predecessors. We anticipate that our historical financial results will not necessarily be indicative of our future performance, since we expect to hold most of our adjustable-rate mortgage loans rather than sell them. As a result, our gain on sale income will be reduced as fewer loans are expected to be sold, although the percentage of loans sold and held will vary with market conditions, consumer preferences and our strategies to address such market conditions. We expect to incur greater interest expense to carry loans in our portfolio and to generate higher interest and mortgage servicing fee revenues as a result of retaining these loans. Our historical financial data for periods ended on or prior to December 31, 2003 also does not reflect the effects of our capital structure following our initial public offering (except for numbers of shares and per share data), or the tax effects of our election to be taxed as a REIT.

The selected consolidated balance sheet data as of December 31, 2000, 2001, 2002, 2003 and 2004 and the summary statement of income data for each of the years in the five-year period ended December 31, 2004 have been derived from the historical consolidated financial statements, audited by Ernst & Young LLP, our independent registered public accounting firm. The selected consolidated financial data as of September 30, 2004 and 2005 has been derived from our unaudited historical consolidated financial statements and includes all adjustments, consisting of normal and recurring adjustments, necessary for a full presentation of this data. The financial information presented in the following table is not necessarily indicative of the financial condition, results of operations or cash flows of any other interim or yearly periods.

The financial information presented in the following table is not necessarily indicative of the financial condition, results of operations or cash flows of any other interim or yearly periods.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
(dollars in thousands, except per share data)	2005	2004	2004	2003	2002	2001	2000(1)

	(unaudited)

Operating Data:
Net gain on sale of mortgage loans	$ 30,445	$ 33,789	$ 38,276	$ 89,516	$ 77,746	$ 50,587	$ 18,908
Net interest income	46,682	8,501	17,853	11,528	6,060	5,271	720
Provision for loan losses	(1,812)	(1,659)	(2,870)	—	—	—	—
Other revenue	5,151	4,104	4,193	945	32	—	—

Total revenues	80,466	44,735	57,452	101,989	83,838	55,858	19,628

Expenses:
Salaries and employee benefits	46,249	39,997	53,511	40,429	35,954	24,017	11,575
Marketing and promotions	19,865	17,097	24,302	16,970	9,307	6,416	1,506
Occupancy and equipment expense	11,232	16,872	20,234	12,722	10,505	9,255	5,569
Other expense	22,826	18,472	26,015	18,479	12,978	14,420	18,269

Total expenses	100,172	92,438	124,062	88,600	68,744	54,108	36,919

(Loss) income before income taxes	(19,706)	(47,703)	(66,610)	13,389	15,094	1,750	(17,291)
Income tax (benefit) expense	(7,723)	(11,473)	(18,277)	5,678	6,204	(5,820)	—

Net (loss) income	$ (11,983)	$ (36,230)	$ (48,333)	$ 7,711	$ 8,890	$ 7,570	$ (17,291)

Per Share Data:
Basic (loss) income per share	$ (0.22)	$ (2.13)	$ (1.99)	$ 1.24	$ 1.56	$ 1.47
Diluted (loss) income per share	(0.22)	(2.13)	(1.99)	1.24	1.56	1.47
Cash dividends declared per share	0.42	—	0.29	—	—	—
Weighted average common shares outstanding—basic and diluted	54,917,937	17,008,826	24,226,970	6,237,443	5,681,984	5,133,832

Selected Balance Sheet Data (at period end):

Assets:
Cash	$ 20,071	$ 23,025	$12,232	$ 1,722	$ 5,311	$ 3,462	$ 3,597
Mortgage loans held for sale, net	247,363	348,432	252,378	325,482	475,018	414,419	266,870
Mortgage loans held for investment, net	5,118,152	2,016,043	2,937,156	—	—	—	—
Mortgage servicing rights, net	7,501	5,761	5,097	400	—	—	—
Accounts receivable	139,536	17,583	34,972	28,325	6,237	9,537	949
Goodwill, net	39,995	39,995	39,995	39,995	39,995	39,995	41,522
Total assets	5,716,621	2,509,348	3,359,953	429,895	539,901	482,867	323,332

Liabilities:
Warehouse lines of credit	372,465	413,481	333,783	257,045	367,634	322,617	208,026
Aggregation credit facilities	354,457	752,391	869,429	—	—	—	—
Loan funding payable	132,809	80,416	69,831	63,219	80,572	76,301	52,352
Note payable	—	—	—	36,720	36,720	44,655	44,655
Collateralized debt obligations	4,418,841	948,205	1,785,900	—	—	—	—
Junior subordinated debentures representing obligations for trust preferred securities	51,547	—	—	—	—	—	—
Total liabilities (excluding minority interest)	5,379,303	2,233,771	3,108,924	384,983	503,050	457,516	314,971
Shareholders’ equity (data from 2000-2003 reflects unit holders’ equity)	337,296	275,545	251,013	44,891	36,851	25,351	8,361

Other Data (unaudited):
Purchase money originations	$ 3,723,263	$ 3,442,133	$ 4,473,936	$3,944,744	$3,259,736	$2,747,563	$1,651,796
Refinancing originations	1,262,513	877,748	1,149,298	1,975,290	1,761,113	1,316,848	127,775

Total originations(2)	$ 4,985,776	$ 4,319,881	$ 5,623,234	$5,920,034	$5,020,849	$4,064,411	$1,779,571

Fixed-rate originations	$ 1,321,915	$ 984,082	$ 1,157,606	$2,624,534	$2,002,177	$2,763,790	$1,127,998
Adjustable-rate originations	3,663,861	3,335,799	4,465,628	3,295,500	3,018,672	1,300,621	651,573

Total originations(2)	$ 4,985,776	$ 4,319,881	$ 5,623,234	$5,920,034	$5,020,849	$4,064,411	$1,779,571

(1)	Represents the period from May 1, 2000, the date of the inception of HBMC Holdings, LLC, through December 31, 2000.

(2)	Originations include the full amount of construction-to-permanent loans that have closed, regardless of the amount funded.

Selected loan data

The following table details the wide variety of mortgage loan types originated by us to meet different market and customer needs, as measured by principal balance. The full amount of construction-to-permanent loans that have been closed is included in the following table, regardless of the amount funded.

	2005		2004		2003
Loan Type	Dollars (000s)	% of Loans	Dollars (000s)	% of Loans	Dollars (000s)	% of Loans

Conforming mortgage loans	$1,439,860	22.4%	$ 943,144	16.8%	$1,776,509	30.0%

Nonconforming mortgage loans
1-month interest-only adjustable rate	49,120	0.8	615,976	11.0	290,673	4.9
6-month interest-only adjustable rate	54,906	0.9	1,766,093	31.4	1,974,789	33.4
3-year fixed/6-month interest-only adjustable rate	516,627	8.0	359,340	6.4	28,482	0.5
5-year fixed/6-month interest-only adjustable rate	2,432,014	37.8	920,036	16.4	165,060	2.8
7-year fixed/6-month interest-only adjustable rate	888,822	13.8	96,704	1.7	54,529	0.9
All other nonconforming mortgage loans	275,586	4.3	222,085	3.9	927,298	15.7

Total nonconforming mortgage loans(1)	4,217,075	65.5	3,980,234	70.8	3,440,831	58.1
FHA-and VA-qualified mortgage loans	191,078	3.0	180,718	3.2	321,078	5.4
Second lien mortgage loans	292,645	4.5	396,581	7.1	239,634	4.0
Construction-to-permanent loans	232,001	3.6	64,092	1.1	92,010	1.6
Subprime loans	67,106	1.0	56,911	1.0	44,394	0.7
Other	2,330	0.0	1,554	0.0	5,577	0.1

Total(1)	$6,442,095	100.0%	$5,623,234	100.0%	$5,920,034	100.0%

Total adjustable-rate loans	$4,681,616	72.7%	$4,465,628	79.4%	$3,295,500	55.7%
Total fixed-rate loans	1,760,479	27.3	1,157,606	20.6	2,624,534	44.3

Total(1)	$6,442,095	100.0%	$5,623,234	100.0%	$5,920,034	100.0%

(1)	Slight variations in totals are due to rounding.

Our mortgage loans held for investment

The following tables provide information about our mortgage loans held for investment at December 31, 2005. The second lien mortgages are closed-end loans made in connection with a first lien mortgage loans in the same property

The loans are shown by product type below:

	As of December 31, 2005
Loan Type	Dollars (000s)	% of Loans

1 month interest-only, adjustable rate	$ 346,210	6.3%
6 month interest-only, adjustable rate	804,331	14.7
3-year fixed/6-month interest-only, adjustable rate	617,351	11.3
3-year fixed/1-year interest-only, adjustable rate	2,682	0.0
5-year fixed/6-month interest-only, adjustable rate	2,587,230	47.4
5-year fixed/1-year interest-only, adjustable rate	7,060	0.1
7-year fixed/6-month interest-only, adjustable rate	761,356	14.0
7-year fixed/1-year interest-only, adjustable rate	11,240	0.2
10-year fixed/6-month interest only, adjustable rate	24,122	0.4
10-year fixed/1-year interest-only, adjustable rate	5,653	0.1
Second lien mortgage loans	277,974	5.1
Construction-to-permanent loans	7,887	0.1

Total(1)	$5,453,096	100.0%

(1)	Slight variations in totals are due to rounding.

The following shows the loans by state where the properties are located:

	As of December 31, 2005
State	Dollars (000s)	% of Loans

Florida	$2,873,471	52.7%
Georgia	2,256,480	41.4
North Carolina	264,099	4.8
Other	59,046	1.1

Total(1)	$5,453,096	100.0%

(1)	Slight variations in totals are due to rounding.

The following shows the loan to value ratios, or “LTVs” for the first lien mortgage loans held for investment and the combined loan to value ratios, or “CLTVs”, for the second lien mortgage loans held for investment:

First lien mortgages

	As of December 31, 2005
LTV	Dollars (000s)	% of Loans

50% or less	$ 115,037	2.2%
50.01 – 60%	162,216	3.1
60.01 – 70%	380,646	7.4
70.01 – 75%	390,136	7.5
75.01 – 80%	3,133,942	60.6
80.01 – 90%	217,702	4.2
90.01 – 95%	194,140	3.8
95.01% or more	581,303	11.2

Total(1)	$5,175,122	100.0%

Weighted average first lien LTV	79.89%

(1)	Slight variations in totals are due to rounding.

Second lien mortgages

	As of December 31, 2005
CLTV	Dollars (000s)	% of Loans

50% or less	$ 12,511	4.5%
50.01 – 60%	46	0.0
60.01 – 70%	175	0.1
70.01 – 75%	831	0.3
75.01 – 80%	1,090	0.4
80.01 – 90%	58,909	21.2
90.01 – 95%	42,617	15.3
95.01% or more	161,794	58.2

Total(1)	$277,974	100.0%

Weighted average second lien CLTV	93.08%

(1)	Slight variations in totals are due to rounding.

The following shows the FICO scores for the mortgage loans held for investment:

First lien mortgages

	As of December 31, 2005
FICO Score(1)	Dollars (000s)	% of Loans

800+	$ 169,074	3.3%
775 – 799	734,777	14.2
750 – 774	943,010	18.2
725 – 749	938,584	18.1
700 – 724	997,238	19.3
675 – 699	786,571	15.2
650 – 674	493,144	9.5
649 or below	88,071	1.7
No score available	24,653	0.5

Total(2)	$5,175,122	100.0%

Weighted average middle FICO score	730

(1)	The credit scores are based on the scoring methodology applied by Fair Isaac Corporation.

(2)	Slight variation in totals is due to rounding.

Second lien mortgages

	As of December 31, 2005
FICO Score(1)	Dollars (000s)	% of Loans

800+	$ 8,056	2.9%
775 – 799	36,992	13.3
750 – 774	53,607	19.3
725 – 749	57,026	20.5
700 – 724	51,772	18.6
675 – 699	44,063	15.9
650 – 674	24,710	8.9
649 or below	1,119	0.4
No score available	629	0.2

Total(2)	$277,974	100.0%

Weighted average middle FICO score	731

(1)	The credit scores are based on the scoring methodology applied by Fair Isaac Corporation.

(2)	Slight variation in totals is due to rounding.

The following shows the mortgage loans held for investment by property type:

	As of December 31, 2005
Property Type	Dollars (000s)	% of Loans

Single family detached residences	$1,858,528	34.1%
2-4 family residences	64,563	1.2
Condominium/Cooperative apartment	850,619	15.6
Planned unit development(1)	2,645,738	48.5
Other/Townhouse.	33,648	0.6

Total(2)	$5,453,096	100.0%

(1)	Represents individual properties in a single-family residential development with common areas maintained by a residential association.

(2)	Slight variation in totals is due to rounding.

The following shows the principal balance of the mortgage loans held for investment as of December 31, 2005:

First lien mortgages

	As of December 31, 2005
Principal Amount of Loan	Dollars (000s)	% of Loans

$100,000 or less	$ 154,894	3.0%
$100,001 – $150,000	752,424	14.5
$150,001 – $200,000	793,801	15.3
$200,001 – $300,000	1,200,325	23.2
$300,001 – $400,000	746,988	14.4
$400,001 – $500,000	509,224	9.8
$500,001 – $600,000	308,780	6.0
$600,001 – $700,000	219,604	4.2
$700,001 – $800,000	104,476	2.0
$800,001 – $900,000	68,890	1.3
$900,001 – $1,000,000	105,947	2.0
$1,000,001 – $1,500,000	136,815	2.6
$1,500,001 or higher	72,954	1.4

Total(1)	$5,175,122	100.0%

Average balance	$235,817

(1)	Slight variation in totals is due to rounding.

Second lien mortgages

	As of December 31, 2005
Principal Amount of Loan	Dollars (000s)	% of Loans

$10,000 or less	$ 1,222	0.4%
$10,001 – $15,000	6,213	2.2
$15,001 – $20,000	11,483	4.1
$20,001 – $30,000	44,634	16.1
$30,001 – $40,000	52,947	19.0
$40,001 – $50,000	39,165	14.1
$50,001 – $60,000	28,507	10.3
$60,001 – $70,000	18,400	6.6
$70,001 – $80,000	15,245	5.5
$80,001 – $90,000	12,006	4.3
$90,001 – $100,000	8,102	2.9
$100,001 – $125,000	13,111	4.7
$125,001 – $150,000	10,759	3.9
$150,001 or higher	16,180	5.8

Total(1)	$277,974	100.0%

Average balance	$39,967

(1)	Slight variation in totals is due to rounding.

Description of Series A Preferred Stock

General

Our articles of incorporation authorize 25,000,000 preferred shares, par value $.01 per share that may be issued from time to time in one or more series, as authorized by our board of directors. Prior to issuing preferred shares of any series, our board of directors is required by the Georgia Business Corporation Code and our articles of incorporation to fix for each series such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as are permitted by Georgia law. We have not established or issued any shares of preferred stock prior to this offering. We intend to authorize 2,300,000 shares of Series A Preferred Stock.

When issued, the Series A Preferred Stock will have a liquidation preference of $25.00 per share, will be fully paid and nonassessable, will not be subject to any sinking fund or other obligation by us to redeem or retire the Series A Preferred Stock, and will have no preemptive rights. See “Description of Preferred Stock” in the accompanying prospectus.

Computershare Trust Company, N.A. will act as the transfer agent and dividend disbursing agent for the Series A Preferred Stock.

We intend to file an application to list the Series A Preferred Stock on the NYSE under the symbol “HMB PrA”. If the application is approved, trading of the Series A Preferred Stock on the NYSE is expected to begin within 30 days after the date of initial delivery of our Series A Preferred Stock.

The Series A Preferred Stock initially will be issued and maintained in book-entry form registered in the name of Cede & Co., as nominee of The Depository Trust Company, except under limited circumstances.

See “Restrictions on ownership and transfer of our capital stock” in the accompanying prospectus for a discussion of certain powers given to the board of directors to prohibit the transfer, or effect redemptions, of our capital stock. Such restrictions are designed to implement ownership limitations which apply to ownership of our capital stock, including ownership of Series A Preferred Stock, in order to aid us in maintaining our qualification as a REIT.

The following is a brief description of the terms of the Series A Preferred Stock, which does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of amendment with respect to the Series A Preferred Stock, the form of which is available from us.

Dividends

Holders of Series A Preferred Stock in preference to the holders of our common stock, and of any of our other capital stock ranking junior to the Series A Preferred Stock as to payment of dividends, will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends payable quarterly at the annual rate of 10% of the liquidation preference per year or $2.50 per share annually. However, during any period that both (i) the Series A Preferred Stock is not listed on the NYSE or AMEX, or quoted on Nasdaq, and (ii) we are not subject to the reporting requirements of the Exchange Act, but shares of the Series A Preferred Stock are outstanding, we will increase the cash dividend payable on the Series A Preferred Stock to a rate of 11% of the liquidation preference per year, or $2.75 per year. Dividends on the Series A Preferred Stock will be cumulative from (and including) the date of original issuance and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2006, to holders of record as they appear on our stock register on the applicable record dates, which shall be the 15th day of the calendar month in which the payment date falls or on such other date designated by our board of directors that is not less than 15 nor more than 45 days preceding the payment dates thereof. Dividends payable on the Series A Preferred Stock for any partial period will be pro-rated, computed on the basis of a 360-day year consisting of twelve 30-day months. After full dividends on the Series A Preferred Stock have been paid or declared and funds set aside for payment for all past dividend periods and for the then current quarter, the holders of Series A Preferred Stock will not be entitled to any further dividends with respect to that quarter. Accrued and unpaid dividends on our Series A Preferred Stock will not bear interest, and holders of our Series A Preferred Stock are not entitled to any dividends in excess of full cumulative dividends as described above.

When dividends are not paid in full upon the Series A Preferred Stock and any other shares of our capital stock ranking equally as to dividends with the Series A Preferred Stock, dividends declared upon the Series A Preferred Stock and any other shares of our capital stock ranking equally as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such preferred shares and such other capital stock shall in all cases bear to each other the same ratio that the total accrued dividends on the preferred shares and such other shares of our capital stock bear to each other.

Except as set forth in the preceding sentence, unless full dividends on the Series A Preferred Stock have been paid for all past dividend periods and except in certain circumstances relating to the maintenance of our ability to qualify as a REIT as described under “Restrictions on ownership and transfer of our capital stock” in the accompanying prospectus, no dividends (other than in common stock or other shares of our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the common stock or on any other shares of our capital stock ranking junior to or equally with the Series A Preferred Stock as to dividends or upon liquidation. Unless full dividends on the Series A Preferred Stock have been paid for all past dividend periods, no common stock or any of our other shares of capital stock ranking junior to or equally with the Series A Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such stock) by us or any of our subsidiaries except by conversion into or exchange for shares of our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation.

Our debt facilities restrict us from paying dividends or distributions to our preferred and common shareholders when a payment default exists and is continuing or would arise from the payment of dividends or distributions on our preferred or common stock. Otherwise, our payment of dividends is restricted where a default exists under our debt facilities and is continuing, or would arise as a result of such payments, except in the case where such dividends or distributions are necessary to maintain our tax status as a REIT.

Conversion rights

The Series A Preferred Stock will not be convertible into shares of any other class or series of our capital stock.

Liquidation rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to receive out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of shares of our common stock or of any other shares of our capital stock ranking as to such distribution junior to the Series A Preferred Stock, liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) for the then current dividend period and all prior dividend periods. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the Series A Preferred Stock and any other shares of our capital stock ranking as to any such distribution equally with the Series A Preferred Stock are not paid in full, the holders of Series A Preferred Stock and of such other capital stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled, and the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by us.

For purposes of liquidation rights, our consolidation or merger with or into any other corporation or corporations or a sale or pledge of all or substantially all of our assets is not a liquidation, dissolution or winding up of us.

Redemption

Special optional redemption

If at any time both (i) the Series A Preferred Stock ceases to be listed on the NYSE or the AMEX, or quoted on Nasdaq, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but shares of the Series A Preferred Stock are outstanding, then the Series A Preferred Stock will be redeemable in whole but not in part at our option, within 90 days of the date upon which the Series A Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, at a cash redemption price of $25.00, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Optional redemption

Except with respect to our special option to redeem the Series A Preferred Stock described above and except in limited circumstances relating to the maintenance of our ability to qualify as a REIT as described under “Restrictions on ownership and transfers of our capital stock” in the accompanying prospectus, the Series A Preferred Stock will not be redeemable prior to March 31, 2011. On and after March 31, 2011, at any time and from time to time, the Series A Preferred Stock will be redeemable in whole or in part at our option at a cash redemption price of $25.00 per preferred share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

General

The Series A Preferred Stock are not redeemable at any time at the option of the holders thereof. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by our board of directors, and such shares shall be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by our board of directors.

Notwithstanding the foregoing, except in certain circumstances relating to the maintenance of our ability to qualify as a REIT as described under “Restrictions on ownership and transfer of our capital stock” in the accompanying prospectus, if any dividends on the Series A Preferred Stock for any dividend period have not been paid, no Series A Preferred Stock or other shares of our capital stock ranking equal with or junior to the Series A Preferred Stock shall be redeemed unless all outstanding Series A Preferred Stock are simultaneously redeemed, and we shall not otherwise purchase or acquire, directly or indirectly, any preferred shares or other shares of our capital stock ranking equal with or junior to the Series A Preferred Stock; provided, however, that this shall not prevent the purchase or acquisition of the preferred shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Series A Preferred Stock.

Redemption procedures

Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 or more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not more than 60 days prior to the redemption date, addressed to the respective holders of record of Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. Each notice shall state:

•	the redemption date;

•	the number of preferred shares to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the preferred shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of preferred shares to be redeemed from such holder. In order to facilitate the redemption of Series A Preferred Stock, the board of directors may fix a record date for the determination of preferred shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

After notice has been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all dividends on the Series A Preferred Stock called for redemption will cease to accrue. From and after the redemption date, unless we so default, all rights of the holders of the Series A Preferred Stock as our shareholders, except the right to receive the redemption price (without interest), will cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if our board of directors shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by us. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, we may, at any time and from time to time, purchase Series A Preferred Stock in the open market or in private transactions, or by tender offer.

Voting rights

Except as indicated below, and except as expressly required by applicable law, the holders of the Series A Preferred Stock will not be entitled to vote.

If the equivalent of six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any other series of our preferred stock ranking equally with the Series A Preferred Stock as to dividends or upon liquidation (any such series referred to as parity preferred shares) is in arrears, the holders of all outstanding Series A Preferred Stock and shares of any series of parity preferred shares, voting together as a single class without regard to series, will be entitled to elect two additional directors until all dividends in arrears have been paid or declared and funds therefor set apart for payment.

At any time when such right to elect directors separately shall have so vested, we may, and upon the written request of the holders of record of not less than 20% of the total number of Series A Preferred Stock and shares of any series of parity preferred shares then outstanding shall, call a special meeting of shareholders for the election of such directors. Such special meeting shall be held, in the case of such a written request, within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in our bylaws, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for our next annual meeting of shareholders and the holders of all classes of outstanding preferred stock are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of shareholders. Directors so elected shall serve until our next annual meeting of shareholders or until their respective successors are elected and qualify, or, if sooner, until all dividends in arrears have been paid or declared and funds therefor set apart for payment. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default in dividends on our Series A Preferred Stock, by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Stock and of any series of parity preferred shares, voting as a single class, will be required to authorize another class of capital stock senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Stock will be required to amend or repeal any provision of, or add any provision to, the articles of amendment and restatement, including the articles of amendment to our articles of incorporation that will define the terms of the Series A Preferred Stock, if such action would materially and adversely alter or change the rights, preferences or privileges of the outstanding Series A Preferred Stock.

No consent or approval of the holders of Series A Preferred Stock will be required for the issuance from our authorized but unissued preferred stock of other shares of any series of preferred stock ranking equally with or junior to the Series A Preferred Stock as to payment of dividends and distribution of assets.

Information rights

During any period that both (i) the Series A Preferred Stock are not listed on the NYSE or the AMEX, or quoted on Nasdaq, and (ii) we are not subject to the reporting requirements of Exchange Act, but shares of the Series A Preferred Stock are outstanding, we will transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act if we were subject to such rules (other than any exhibits that would have been required) and promptly upon written request supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Certain U.S. federal income tax considerations

Considerations relating to REITs

A summary of the material U.S. federal income tax matters of general application pertaining to REITs under the U.S. Internal Revenue Code of 1986, as amended, referred to as the Code, is provided in the accompanying prospectus under the heading “Federal income tax consequences.” To reflect changes in the REIT tax rules that were enacted in December 2005, the following paragraph hereby replaces the discussion under the heading “Hedging Transactions” on page 72 of the accompanying prospectus.

“Hedging Transactions. From time to time, we may enter into hedging transactions to manage our interest rate risks. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. The rules for taking into account income from hedging transactions in applying the gross income test were changed in the American Jobs Creation Act of 2004 and the Gulf Opportunity Zone Act of 2005. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument on or before December 31, 2004 to reduce risks with respect to interest rates on our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of the hedging instrument should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Income from a “hedging transaction” entered into after December 31, 2004 that hedges risks (not limited to interest rate risks) with respect to REIT liabilities incurred to acquire or carry real estate assets will not be taken into account for purposes of the 95% gross income test (rather than being treated as qualifying income) and will be treated as non-qualifying income for purposes of the 75% gross income test. For these purposes, a “hedging transaction” is defined as a transaction entered into by us in the normal course of our business primarily to manage the risks of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred to acquire or carry real estate assets. A hedging transaction must be identified on our books before the close of the day on which it was acquired, originated or entered into. To the extent that we hedge for other purposes, the income from those transactions is likely to be treated as non-qualifying income for purposes of the gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT.”

Considerations relating to our Series A Preferred Stock

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of Series A Preferred Stock by a beneficial owner that is a “U.S. stockholder” (as defined below). This discussion is based on the Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, insurance companies, tax-exempt entities (except as described herein), expatriates, financial institutions, non-U.S. shareholders (except as described herein) and partnerships or other pass-through entities. This section applies only to purchasers of Series A Preferred Stock who purchase such shares pursuant to this offering and hold such U.S shares as capital assets within the meaning of Section 1221 of the Code.

Prospective holders should consult their tax advisors with respect to the federal income tax consequences of holding and disposing of the Series A Preferred Stock in light of their particular situations and any consequences to them arising under other federal tax laws and the laws of any state, local or non-U.S. jurisdiction.

As used herein, the term “U.S. stockholder” means a holder of Series A Preferred Stock that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if

•	a U.S. court is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

•	it has a valid election in place to be treated as a U.S. person.

As used herein, the term “non-U.S. stockholder” means a holder of our Series A Preferred Stock that for U.S. federal income tax purposes is either a nonresident individual alien or a corporation, estate or trust that is not a U.S. stockholder.

The U.S. federal income tax treatment of a partner in a partnership holding Series A Preferred Stock will depend on the activities of the partnership and the status of the partner. A partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax treatment to the partner of such partnership holding the Series A Preferred Stock.

Except as set forth above, this prospectus supplement does not address our taxation or the impact on us of our election to be taxed as a REIT. Prospective investors are urged to consult the information above under the heading “—Considerations relating to REITs” and our accompanying prospectus under the heading “Federal income tax consequences” for information relating to our taxation as a REIT. The discussion set forth below assumes that we qualify and remain qualified as a REIT under the Code.

Taxable U.S. shareholders

Distributions.    Except as discussed below, distributions with respect to our Series A Preferred Stock made out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includible by a U.S. stockholder as ordinary income for U.S. federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for a corporate stockholder. For purposes of determining whether distributions on our Series A Preferred Stock are made out of current or accumulated earnings or profits, our earnings and profits will be allocated first to distributions on our Series A Preferred Stock, based on distribution priority, and then to distributions on our common stock. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the holder’s preferred shares, but rather will be treated as a return of capital and reduce the adjusted basis of such preferred shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s preferred shares, they will be included in income as long-term capital gain if the stockholder has held its shares for more than one year and otherwise as short-term capital gain. Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

Dividends paid to a noncorporate U.S. stockholder generally will not qualify for the 15% tax rate applicable to “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income to 15% for tax years through 2008. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income that we distribute to our shareholders, our dividends generally will not be eligible for the 15% tax rate on qualified dividend income. As a result except to the extent described below, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, or (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock (with risk of loss) for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend and must satisfy certain other conditions.

Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the holder has held our Series A Preferred Stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on our net capital gain received during the taxable year. If we so elect for a taxable year, our U.S. shareholders would include in income as long-term capital gains their proportionate share of such portion of our undistributed net capital gains for the taxable year as we may designate. A U.S. stockholder would be deemed to have paid its share of the tax paid by us on such undistributed net capital gain, which would be credited or refunded to the stockholder. The U.S. stockholder’s basis in the Series A Preferred Stock would be increased by the amount of undistributed net capital gain included in such U.S. stockholder’s income, less the capital gains tax paid by us.

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers generally is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A noncorporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A noncorporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of preferred shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of preferred shares (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute each of (i) distributions taxable at ordinary income tax rates, (ii) capital gains dividends, (iii) qualified dividend income, if any, and (iv) returns of capital.

Sale or Exchange of Preferred Shares.    Upon the sale or exchange of preferred shares to a person other than us, a U.S. stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the U.S. stockholder’s adjusted tax basis in such shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. In general, any loss upon a sale or exchange of preferred shares by a holder who has held such shares for six months or less (after applying certain holding period rules) will be treated by such holder as long-term capital loss to the extent of distributions from us required to be treated by such U.S. stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of preferred shares may be disallowed if substantially identical stock or securities are purchased within 30 days before or after the disposition. In addition, the ability to otherwise deduct capital losses may be limited under the Code.

Redemption of preferred shares

A redemption of preferred shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of redeemed shares, except that the portion of the redemption proceeds attributable to accrued and declared but unpaid dividends will be taxable in any event as a dividend to the extent of our current and accumulated earnings and profits. The redemption will be treated as a sale or exchange if it (i) results in a “complete termination” of the U.S. stockholder’s share interest in us or (ii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, preferred shares considered to be owned by a U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as preferred shares actually owned by such U.S. stockholder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. shareholders are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred shares is not treated as a distribution taxable as a dividend to a particular U.S. stockholder, it will be treated as a taxable sale or exchange. See “—Sale or Exchange of Preferred Stock” above.

If a redemption of preferred shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by such U.S. stockholder. The U.S. stockholder’s adjusted basis in the redeemed preferred shares for tax purposes will be transferred to such stockholder’s remaining preferred shares or other shares of our stock. If the stockholder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Proposed Treasury Regulations would, if adopted, alter the method for recovering the adjusted tax basis in any preferred shares redeemed in a dividend equivalent redemption. Under the Proposed Treasury Regulations, a U.S. stockholder would be treated as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the preferred shares redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, the time the U.S. stockholder ceases to actually or constructively own any shares of our stock. There can be no assurance that the Proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

Tax-exempt U.S. shareholders

Subject to the discussion below regarding excess inclusion income, distributions by us to a tax-exempt U.S. stockholder generally should not constitute unrelated business taxable income (“UBTI”), provided that (i) the U.S. stockholder has not financed the acquisition of its preferred shares with “acquisition indebtedness” within the meaning of the Code and (ii) our preferred shares are not otherwise used in an unrelated trade or business of such tax-exempt U.S. stockholder.

Notwithstanding the preceding paragraph, under certain circumstances, qualified trusts that hold more than 10% (by value) of our shares of stock may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if we are treated as a “pension-held REIT.” The restrictions on ownership of shares of stock in our articles of amendment and restatement should prevent us from being treated as a pension-held REIT, although there can be no assurance that this will be the case or that we will not waive such restrictions.

Non-U.S. shareholders

The rules governing United States income taxation of non-U.S. shareholders are quite complex. Certain distributions paid by us to non-U.S. shareholders will be subject to U.S. withholding tax. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in us, and to determine their reporting requirements, if any.

Taxation of shareholders on excess inclusion income

We currently hold the equity interests in “taxable mortgage pools” that generate “excess inclusion income.” In such circumstances, a portion of the distributions we make will be treated as excess inclusion income. The IRS has not yet issued guidance on how we are to allocate our excess inclusion income between distributions on our preferred shares and distributions on our common shares.

There are special federal income tax rules for taxpayers with excess inclusion income.

•	For taxable U.S. shareholders, excess inclusion income may not be offset with net operating losses.

•	For US tax-exempt entities that are subject to federal income tax on unrelated business taxable income (“UBTI”), excess inclusions are taxable as unrelated business taxable income.

•	Any partnership, trust, estate, REIT, regulated investment company, common trust fund that holds our shares and has a “disqualified person” as a record holder of an interest therein or a person holding our shares as a nominee for a disqualified person, must pay federal income tax currently at a 35% rate on the excess inclusion income allocable to a disqualified person. For these purposes, disqualified persons are (i) the United States, any state or political subdivision thereof, any foreign government, any international organization, and any agency or instrumentality of the foregoing (ii) any tax-exempt organization (other than a farmers’ cooperative described in Section 521 of the Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and (iii) any rural electrical or telephone cooperative.

•	For non-U.S. shareholders, excess inclusion income is subject to a 30% tax, without regard whether an applicable income tax treaty would otherwise provide for reduced US tax rates for dividend income.

Backup withholding

We will report to our U.S. shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding tax at a current rate of 28% (subject to increase to 31% after 2010) with respect to dividends paid and with respect to any proceeds from the sale or redemption of preferred shares unless such U.S. stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against such U.S. stockholder’s income tax liability, and may entitle such stockholder to a refund, provided the U.S. stockholder timely furnishes the required information to the Internal Revenue Service.

Underwriting

J.P. Morgan Securities Inc. is acting as representative of the underwriters for this offering.

We and the underwriters named below have entered into an underwriting agreement covering all the preferred shares to be sold in this offering. Each underwriter has agreed to purchase the number of preferred shares set forth opposite its name in the following table.

Underwriter	Number of Shares

J.P. Morgan Securities Inc.	1,400,000
A.G. Edwards & Sons, Inc.	600,000

Total	2,000,000

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 300,000 shares of Series A Preferred Stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus supplement. If any shares of Series A Preferred Stock are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional Series A Preferred Stock shares are purchased, the underwriters will offer the additional shares on the same terms as those on which these shares are being offered.

The underwriters are offering the Series A Preferred Stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters initially will offer to sell shares to the public at the public offering price shown on the front cover page of this prospectus supplement. The underwriters may sell shares to securities dealers at a discount of up to $0.50 per preferred share from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.45 per share from the public offering price. After the public offering, the underwriters may vary the public offering price and other selling terms.

The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series A Preferred Stock.

	Without Overallotment Exercise	With Full Overallotment Exercise

Per share	$0.8125	$0.8125
Total	$1,625,000	$1,868,750

The underwriters have advised us that they may make short sales of our Series A Preferred Stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the 300,000 Series A Preferred Stock shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the Series A Preferred Stock in the open market that could adversely affect investors who purchase Series A Preferred Stock in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing Series A Preferred Stock in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase Series A Preferred Stock through the overallotment option. Any “naked” short position will be closed out by purchasing Series A Preferred Stock in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our Series A Preferred Stock following this offering. As a result, Series A Preferred Stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Series A Preferred Stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of Series A Preferred Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Series A Preferred Stock. A “penalty bid” is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the Series A Preferred Stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

The following table details the estimated offering expenses payable by us in connection with this offering:

Securities and Exchange Commission registration fee	$6,800
National Association of Securities Dealers, Inc. filing fee	58,000
New York Stock Exchange supplemental listing fee	11,000
Printing expenses	70,000
Legal fees and expenses	130,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees and expenses	7,500
Miscellaneous	16,700

Total	$375,000

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We intend to file an application to list the Series A Preferred Stock on the NYSE under the symbol “HMB PrA”. If approved, trading of the Series A Preferred Stock on the NYSE is expected to commence within the 30-day period after initial delivery of the Series A Preferred Stock. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series A Preferred Stock, however, and may cease market-making activities, if commenced, at any time.

Before this offering, there has been no public market for shares of Series A Preferred Stock. An active trading market for our preferred shares may not develop. Even if an active market does develop, the public price at which the Series A Preferred Stock trade in the future may be below the offering price.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates, for which they have been or would expect to receive customary fees and expenses.

JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is HBMC’s primary provider and arranger of warehouse financing. JPMorgan Chase Bank is currently the administrative agent, collateral agent and lender and J.P. Morgan Securities Inc. is sole book runner and lead arranger on a $500 million committed warehouse credit facility. The proceeds of this offering will be used to repay borrowings under this facility.

JPMorgan Chase Bank is the purchaser of mortgage loans in our $500 million uncommitted aggregation master repurchase agreement, as amended, that funds our accumulation of mortgage loans. JPMorgan Chase Bank also provides us a $3.5 million cash secured letter of credit relating to our lease obligations on our corporate headquarters. The warehouse facility and letter of credit are renewed annually. In the future, JPMorgan Chase Bank may continue to provide financing in the form of warehouse credit facilities and mortgage repurchase agreements and anticipates entering into securitization transactions involving certain HBMC-originated loans. As of September 30, 2005, JPMorgan Chase Bank is the counterparty on $1,940.0 million notional amount of interest rate swap and interest rate basis swap agreements that we have entered into.

HBMC typically has sold, pursuant to an agreement with a third party, its servicing rights related to Fannie Mae and Freddie Mac loans that it originates and sells. Following the expiration of this agreement and a competitive bidding process, HBMC has an agreement with JPMorgan Chase Bank to sell servicing rights to Fannie Mae and Freddie Mac loans originated and sold by HBMC. JPMorgan Chase Bank is an affiliate of J.P. Morgan Securities Inc.

J.P. Morgan Securities Inc. served as an underwriter and received fees for its services as such in various of our securitizations of mortgage loans. J.P. Morgan Securities Inc. also engages in forward sales of GSE mortgage-backed securities with us. In addition, JPMorgan Chase Bank serves as the custodian with respect to various of our securitizations. J.P. Morgan Securities Inc. and JPMorgan Chase Bank may serve in similar capacities with respect to our future securitizations.

For a period of 60 days after the date of the initial public offering of the Series A Preferred Stock, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any preferred stock or any securities convertible into or exercisable or exchangeable for preferred stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the preferred stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of preferred stock or such other securities, in cash or otherwise, without the prior written consent of the representative, other than the preferred stock to be sold hereunder. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described in this paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Legal matters

Certain legal matters relating to the offering will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters relating to the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Prospectus

$500,000,000

HOMEBANC CORP.

Common stock

Preferred stock

Depositary shares

Warrants

Stock purchase contracts

Senior debt securities

Subordinated debt securities

Guarantees of senior and subordinated debt securities of HomeBanc Mortgage Corporation

Guarantees of preferred capital securities of HMB Trust II and HMB Trust III

HOMEBANC MORTGAGE CORPORATION

Senior debt securities

Subordinated debt securities

Guarantees of senior and subordinated debt securities of HomeBanc Corp.

Guarantees of preferred capital securities of HMB Trust II and HMB Trust III

HMB CAPITAL TRUST II

HMB CAPITAL TRUST III

Preferred capital securities

10,448,157 shares of common stock

offered by the selling shareholders

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities which we describe in this prospectus having a total initial offering price not exceeding $500,000,000.

GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P. and any other investment fund managed by GTCR Golder Rauner, L.L.C. that at any time holds shares of HomeBanc Corp.’s common stock acquired from GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. or GTCR Co-Invest, L.P., which we collectively refer to as the “selling shareholders,” may offer and sell, from time to time, in one or more offerings, an aggregate of 10,448,157 shares of common stock under this prospectus. We will not receive any proceeds from the sale of common stock by the selling shareholders. See “Use of Proceeds” and “Selling Shareholders” herein.

This prospectus provides a general description of the securities that may be offered. Each time we offer securities, we will provide one or more supplements to this prospectus that contains specific information about the offering and the terms of the securities being sold. The supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any related prospectus supplement before you invest in any of our securities.

HomeBanc Corp.’s common stock is traded on the New York Stock Exchange under the symbol “HMB.” The last reported sale price of HomeBanc Corp.’s common stock on the New York Stock Exchange on August 29, 2005 was $7.95 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2005.

We include throughout this prospectus, and any prospectus supplement, cross references to captions elsewhere in this prospectus and related prospectus supplement where you can find related additional information that may be important to you. The following table of contents tells you where to find these captions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the other registrants are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and as of the dates specified herein, regardless of the time of delivery of this prospectus or of any sale of the securities described herein.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

The product and service names and logos used in this prospectus are service marks/trademarks or registered service marks/trademarks of HomeBanc Corp. or its affiliates. HomeBanc, A Better Way Home and A Better Way are trademarks of HomeBanc Corp. or its affiliates. Other products, services and company names mentioned in this prospectus are the service marks/trademarks of their respective owners.

i

Important information about this prospectus

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. We may use the shelf registration statement to sell up to $500 million of securities. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where you can find more information” below.

The selling shareholders also may use the shelf registration statement to sell an aggregate of 10,448,157 shares of our common stock. We will not receive any proceeds from the sale of common stock by the selling shareholders. The selling shareholders will deliver a supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC public reference room mentioned under the heading “Where you can find more information” below.

HMB Capital Trust II and HMB Capital Trust III, or the “HMB Trusts,” were created to provide us with the ability to issue preferred capital securities. This prospectus does not contain or incorporate separate financial statements for the HMB Trusts. We do not believe these financial statements would be useful to you because each HMB Trust is an affiliate of us, and we file consolidated financial information with the SEC that will include our junior subordinated indebtedness that will be the only assets of the HMB Trusts. The HMB Trusts do not conduct any operations. The only activities of the HMB Trusts are (1) to purchase and hold junior subordinated notes issued by us, and (2) to issue securities.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.” GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P. will be deemed to be underwriters of any of the 4,250,000 shares of our common stock that were purchased from us in our initial public offering on July 19, 2004 and which are resold by them.

In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us,” “our” and “HMB” mean HomeBanc Corp., including HBMC and HomeBanc Corp.’s other subsidiaries. “HBMC” refers to HomeBanc Mortgage Corporation, our wholly-owned mortgage banking subsidiary. “Offered securities” means any of the securities that may be offered by us under this prospectus.

Where you can find more information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and, accordingly, we file periodic reports, proxy statements and other information with the SEC, including annual audited financial statements. Those periodic reports, proxy statements and other information are available for inspection and copying at the public reference room of the SEC located at 100 F. St., NE, Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for more information about the public reference room and copy charges. In addition, the SEC maintains a website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file with the SEC. Reports, proxy statements and other information concerning us may also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also provide information about us on our website at http://www.HomeBanc.com, but neither this website nor any information on such website is incorporated in, or is otherwise a part of, this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits, until the termination of any offering pursuant to this prospectus (other than information that is not deemed to have been filed in accordance with SEC rules):

•	HomeBanc Corp.’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	HomeBanc Corp.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	HomeBanc Corp.’s Current Reports on Form 8-K filed on January 6, 2005, January 25, 2005, February 28, 2005, March 3, 2005, April 5, 2005, April 6, 2005, April 15, 2005, May 26, 2005, June 3, 2005, June 30, 2005, July 15, 2005, July 22, 2005, August 5, 2005, August 24, 2005, September 1, 2005, September 2, 2005 and September 15, 2005; and

•	the description of HomeBanc Corp.’s common stock contained in its registration statement on Form 8-A filed on July 14, 2004, as it may be amended from time to time.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

HomeBanc Corp.

Attention: Investor Relations

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

(404) 459-7400

We have not included or incorporated by reference in this prospectus any separate financial statements of the HMB Trusts. We do not believe that these financial statements would provide holders of preferred capital securities with any important information for the following reasons:

•	we will own all of the voting securities of the HMB Trusts;

•	the HMB Trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debt securities; and

•	we will fully and unconditionally guarantee the obligations of the HMB Trusts as described in this prospectus.

We do not expect that the HMB Trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

Special cautionary note regarding

forward-looking statements

Some of the statements made in this prospectus are “forward-looking statements” within the meaning, and subject to the protections, of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “hope,” “project,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “could,” “intend,” “seek,” “target,” and other similar words and expressions of the future. Such forward-looking statements include, without limitation, statements regarding:

•	our business strategy;

•	expected benefits to us of our business strategy adopted in 2004 and our operation as a real estate investment trust, or “REIT”;

•	expected benefits to us from our investments in strategic marketing alliances;

•	future performance, including generally accepted accounting principles, or “GAAP,” earnings, developments or market forecasts;

•	forward looking accounting and financial statement impacts as a result of our change in business strategy and our operation as a REIT;

•	projected leverage ratios, capital needs and the timing and nature of future financings; and

•	projected capital expenditures.

It is important to note that the description of our business, in general, and our mortgage-backed securities financings, in particular, is a statement about our operations as of a specific point in time. It is not meant to be construed as an investment policy, and the types of assets we hold, the amount of leverage we use, the liabilities we incur and other characteristics of our assets and liabilities are subject to reevaluation and change without notice.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	future economic or business conditions and general consumer confidence and spending habits;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in tax laws and regulations and changes in the regulations of Fannie Mae and Freddie Mac and the changes in their required capital and activities;

•	the risks of changes in interest rates on our mortgage loan production and our interest sensitive assets and liabilities;

•	interest rate risks and credit risks of customers;

•	loan loss experience and the rate of loan charge-offs;

•	risks inherent in originating mortgage loans, including the risks of principal repayment and fluctuations in collateral values;

•	the percentage of applications that will result in closed loans;

•	loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans originated by us and sold to third parties;

•	risks in our ability to execute changes in our business strategy and to meet the requirements for operation as a REIT;

•	our lack of experience as a servicer;

•	competition that we face, as well as the general effects of competition from a wide variety of local, regional, national and other originators and sellers of mortgage loans, and changes in the secondary mortgage market and investors therein;

•	risks in our ability to raise additional capital or enter into additional financing arrangements on terms that are attractive to us;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates, including those used to develop hedging and interest rate risk management strategies;

•	the uncertainties and costs of litigation;

•	the risks of entering new markets or introducing new products;

•	the risks of mergers, acquisitions, joint ventures and/or divestitures, including, without limitation, the related time and costs of implementing such transactions, and the possible failure to integrate operations or achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in generally accepted accounting principles and related industry practices;

•	difficulties with, or changes in the cost or effectiveness of, technology and/or products;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our industry or in the rate of growth in the markets that we serve;

•	the effects of war or other conflict, acts of terrorism, natural disasters or other catastrophic events that may affect general economic conditions; and

•	the effects of weather-related events that may result in property damage as well as a reduction in mortgage loan origination volume or an alteration of the timing when mortgage loans close.

For a further discussion of risks and uncertainties which could cause our actual results to differ from those contained in the forward-looking statements, see “Risk Factors” contained in Part I of our Annual Report on Form 10-K for our latest fiscal year ended December 31.

All written or oral statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. We have no obligation and do not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

HomeBanc Corp. and HomeBanc Mortgage Corporation

HomeBanc Corp. is a Georgia corporation formed in March 2004 to become the parent holding company of HomeBanc Mortgage Corporation, or “HBMC,” a residential mortgage lender that originates loans through a retail network of stores and strategic marketing alliances, and to hold a leveraged portfolio of prime mortgage loans. HBMC and its predecessors have been in the residential mortgage loan origination business for more than 20 years.

HomeBanc Corp. will elect to be treated as a real estate investment trust, or “REIT,” for the tax year ended December 31, 2004 and intends to continue such election for future tax periods. HBMC is a taxable REIT subsidiary that focuses its origination activities primarily on prime one-to-four family residential mortgage loans. While the definition of “prime” loans varies from company to company, we consider “prime” loans to be loans that satisfy our prescribed investment criteria, namely loan product type, credit scores and loan-to-value ratios.

HomeBanc Corp., through HBMC, originates residential mortgage loans through its 21 store locations and its 143 realtor store-in-store locations in the states of Georgia, Florida and North Carolina. HBMC’s mortgage product line includes conforming FNMA/FHLMC mortgage loans, FHA/VA government-insured mortgage loans, adjustable-rate mortgage loans, including construction-to-permanent and second-lien mortgage loans, nonconforming jumbo loans and a limited volume of sub-prime mortgage loans. Our strategy emphasizes retail residential mortgage loan originations, primarily purchase money mortgages. We execute our strategy, in part, through the formation of strategic marketing alliances (“SMAs”) with residential realtors and home builders who have a significant presence in their markets. As of June 30, 2005, we had 235 SMAs, 108 of which were with residential realtors and 127 of which were with home builders.

Historically, we sold a substantial number of the mortgage loans that we originated to third parties in whole loan and securitized form. As a result, the substantial majority of our revenue prior to January 1, 2004 was gain on sale of mortgage loans. During 2004, we began holding and servicing certain mortgage loans, primarily adjustable-rate mortgage loans with rates based on the London Interbank Offered Rate (“LIBOR”), for investment. We expect to continue to hold and service these types of loans for investment in the future. These loans are financed by equity and debt, primarily through the issuance of adjustable-rate notes through securitization transactions treated as secured borrowings of HomeBanc Corp. We have sold, and presently expect to continue selling, the majority of the fixed-rate mortgage loans that we originate. This change in our business model has resulted in a shift in revenue sources from gain on sale of mortgage loans to net interest income earned primarily on our adjustable-rate (including hybrid) mortgage loan portfolio held for investment.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “HMB.”

Our principal executive offices are located at 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319, telephone (404) 459-7400. We maintain a website at http://www.HomeBanc.com where general information about our business is available. The information contained in our website is not a part of this prospectus.

HMB Trusts

Each of the HMB Trusts is a Delaware statutory trust created by the certificate of trust that we filed with the Secretary of State of Delaware on August 26, 2005. A statutory trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, the HMB Trusts are both grantor trusts. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate direct investment in the assets of the trust and the trustee cannot change the investment. We created each of the HMB Trusts for the limited purpose of:

•	issuing preferred capital securities and common securities, which we collectively refer to as the “trust securities,” and which represent undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds that each trust receives from its issuance of its preferred capital securities and common securities whose liquidation amount equals the principal amount of junior subordinated debt securities issued by us to each HMB Trust;

•	distributing the interest received by each HMB Trust on our junior subordinated debt securities that the trust owns to the holders of the trust securities; and

•	carrying out such limited activities that are necessary for or incidental to issuing the preferred capital securities and common securities and investing in our junior subordinated debt securities.

The purchasers of the preferred capital securities that the HMB Trusts may issue will own all of the HMB Trusts’ preferred capital securities, and we will own all of the common securities. Each HMB Trust is subject to the terms of its declaration of trust that we have executed as the depositor of the trust and which has also been executed by trustees of the trust. At the time a trust issues any preferred capital securities, the applicable declaration of trust will be amended and restated to set the terms of the preferred capital securities, which we will refer to as the “amended declaration.” Common securities will represent an aggregate liquidation amount equal to at least 3% of each HMB Trust’s total capitalization. The preferred capital securities will represent the remaining approximate 97% of each HMB Trust’s total capitalization. The terms of the common securities will also be contained in the amended declaration and the common securities will rank equally, and payments will be made ratably, with the preferred capital securities. However, if there are certain continuing payment events of default under the subordinated indenture and any supplemental indenture which contains the terms of the junior subordinated debt securities, our rights as holder of the common securities to distributions, liquidation, redemption and other payments from the HMB Trusts will be subordinated to the rights to those payments of the holders of the preferred capital securities. Each HMB Trust will use the proceeds of the sale of the preferred capital securities and the common securities to invest in junior subordinated debt securities that we will issue to the trust. The preferred capital securities will be guaranteed by us in the manner described later in this prospectus.

The junior subordinated debt securities will be the HMB Trusts’ only assets, and the interest we pay on our junior subordinated debt securities will be the only revenue of the HMB Trusts. Unless stated otherwise in the applicable prospectus supplement, the amended declarations will not permit the HMB Trusts to acquire any assets other than the junior subordinated debt securities or to issue any securities other than the preferred capital securities and the common securities or to incur any other indebtedness. The HMB Trusts will not carry on any active business operations.

Each HMB Trust has a term of approximately 45 years but may be dissolved earlier under the terms of its amended declaration. The trustees of each HMB Trust will conduct the business and affairs of the trust. As holder of the common securities, we are entitled to appoint, remove, replace or increase or reduce the number of trustees. The amended declarations will govern the duties of the trustees. Most of the trustees will be employees, officers or affiliates of ours and will be referred to as administrative trustees. One trustee of each trust, the property trustee, will be a financial institution that is not affiliated with us and that has a minimum of combined capital and surplus of at least $50 million. The property trustee will act as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939, or the “Trust Indenture Act.” Unless the property trustee has a principal place of business in the State of Delaware, and meets other legal requirements, we will appoint another trustee for each HMB Trust who meets these requirements to serve as the Delaware trustee.

We or any subsequent holder of the HMB Trusts’ common securities will pay all fees and expenses related to the trusts and the offering of the preferred capital securities and will pay all ongoing costs and expenses of the trusts.

The property trustee and Delaware trustee of each HMB Trust is Wilmington Trust Company, and its address in the State of Delaware is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each HMB Trust is c/o HomeBanc Corp., 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319. The telephone number for each HMB Trust at that address is (404) 459-7400.

Use of proceeds

Unless otherwise specified in the applicable prospectus supplement, for any offering of the offered securities, the net proceeds we receive from the sale of the offered securities will be used for general corporate purposes, which may include, without limitation:

•	reducing or refinancing indebtedness;
•	funding investments in, or extensions of credit to, our subsidiaries;
•	working capital; and
•	redeeming or repurchasing outstanding indebtedness or other securities.

Pending such use, we may temporarily invest net proceeds in short-term securities. We will not receive any proceeds from any sales by the selling shareholders of their shares of common stock. Additional information on the use of proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

Ratios of earnings to fixed charges

HomeBanc Corp.’s consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table sets forth HomeBanc Corp.’s consolidated ratios of earnings to fixed charges for the periods shown:

	For the Years Ended December 31,					For the Six Months Ended,
(dollars in thousands)	2004	2003	2002	2001	2000	June 30, 2004	June 30, 2005

Ratio of earnings to fixed charges	(0.26)	1.65	1.88	1.08	(0.09)	(0.88)	(0.77)

Required increase in pre-tax earnings to cover deficiency	$66,865	—	—	—	$17,291	$27,608	$16,761

HomeBanc Corp.’s predecessor, HBMC Holdings, LLC had preferred units outstanding which were retired as part of HomeBanc Corp.’s initial public offering; however, preference dividends are not shown. The HBMC Holdings, LLC preferred units had a stated yield of 7% per annum, none of which was paid in cash. The preferred units of HBMC Holdings, LLC plus the capital accounts of the preferred unitholders were redeemed and eliminated in connection with the July 2004 reorganization prior to the pricing of HomeBanc Corp.’s initial public offering by distributing to the preferred unitholders shares of HomeBanc Corp. common stock having an aggregate value of approximately $45.8 million, based upon the offering price of $7.50 per share of HomeBanc Corp. common stock in the initial public offering.

The following table sets forth HBMC’s consolidated ratios of earnings to fixed charges for the periods shown:

	For the Years Ended December 31,					For the Six Months Ended,
(dollars in thousands)	2004	2003	2002	2001	2000	June 30, 2004	June 30, 2005

Ratio of earnings to fixed charges	(2.27)	1.81	2.13	1.25	(0.10)	(0.04)	(2.01)

Required increase in pre-tax earnings to cover deficiency	$76,990	—	—	—	$16,969	$10,181	$40,925

HBMC had no preferred stock outstanding during these periods.

Description of debt securities

General

The following summary outlines the material terms of the unsecured senior debt securities, or “senior debt securities,” and unsecured subordinated debt securities, or “subordinated debt securities,” which, together with the senior debt securities, we refer to as the “debt securities,” that we may offer from time to time. The debt securities may consist of debentures, notes or other evidences of indebtedness, which may be guaranteed on a senior or subordinated basis by us or by our subsidiary, HBMC. The specific terms of any debt securities we may offer and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the prospectus supplement relating to the particular series of debt securities.

HomeBanc Corp. and/or HBMC, as appropriate, will issue the senior debt securities under a senior debt indenture, which they will enter into with U.S. Bank National Association, as trustee. Similarly, HomeBanc Corp. and/or HBMC, as appropriate, will issue the subordinated debt securities under a subordinated debt indenture, which they will enter into with U.S. Bank National Association, as trustee. Except for the subordination provisions included in the subordinated indenture, the indentures are substantially identical. The indentures are subject to and governed by the Trust Indenture Act, and HomeBanc Corp. and/or HBMC, as appropriate, may supplement the indentures from time to time to provide terms for specific issuances of debt securities issued under such indenture. The following description of the debt securities is a summary and is subject to and qualified in its entirety by reference to the form of either the senior or the subordinated indenture relating to the particular series of debt securities, each of which is an exhibit to the registration statement that contains this prospectus, as well as the terms of any supplemental indenture. Capitalized terms used but not defined in this description will have the meanings given to them in the indentures. Wherever we refer to particular sections or defined terms of the indentures, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

Terms

The debt securities will be direct, unsecured obligations of HomeBanc Corp. and/or HBMC, as appropriate. The indebtedness represented by the senior debt securities will rank equally with all of the issuer’s other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment, and will be subject to prior payment in full of the issuer’s senior debt securities all as described under “—Subordination.”

The total amount of debt securities HomeBanc Corp. and/or HBMC offer under this prospectus will be limited to $500,000,000 aggregate principal amount. HomeBanc Corp. and/or HBMC may issue the debt securities, in one or more series from time to time, as their respective boards of directors may establish by resolution or as they may establish in one or more supplemental indentures. HomeBanc Corp. and/or HBMC may issue debt securities with terms different from those of debt securities they previously issued. HomeBanc Corp. and/or HBMC may issue debt securities of the same series at more than one time and, unless expressly prohibited by the terms of the series, they may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. The debt securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies. Special United States federal income tax considerations applicable to any debt securities denominated in foreign currencies will be described in the applicable prospectus supplement.

Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. Upon prior written notice, a trustee may be removed by act of the holders of a majority in principal amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Except as otherwise stated in this prospectus or any prospectus supplement, any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

You should refer to the applicable prospectus supplement relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities of the series and any limit on the total principal amount;

•	the price (expressed as a percentage of the principal amount of the debt securities) at which the debt securities of the series will be issued;

•	the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other securities or property of HomeBanc Corp., HBMC or their respective affiliates;

•	if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	if the debt securities will bear interest:

•	the interest rate, which may be fixed or variable, if any, and the manner of computing the applicable rate of interest, if any, on the debt securities;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•

the place or places where the principal of, and any premium, Make-Whole Amount (as defined in the indentures), interest or Additional Amounts (as defined in the indentures) on, the debt securities of the series will be payable, where the holders of the debt securities may surrender debt securities for conversion, transfer or exchange, and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	if other than the trustee, the identity of each registrar and/or paying agent for debt securities of the series;

•	the period or periods during which, the price or prices (including any premium or Make-Whole Amount) at which, the currency or currencies in which, and the other terms and conditions, if any, upon which, the debt securities of a series may be redeemed, at the option of the issuer or the holder;

•	any obligation of the issuer of the debt, as appropriate, to redeem, repay or purchase debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities, and the terms and conditions upon which the issuer of the debt, will redeem, repay or purchase all or a portion of the debt securities of the series pursuant to that obligation;

•	the currency or currencies in which the debt securities of the series will be denominated and payable and may be sold;

•	whether the amount of payment of principal of, and any premium, Make-Whole Amount or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

•	whether the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities of the series are to be payable, at the election of the issuer or the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	any provisions granting special rights to the holders of the debt securities of the series upon the occurrence or nonoccurrence of certain events;

•	any additions to, or modifications of, the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

•	whether the debt securities of a series will be issued in certificated or book-entry form and the related terms and conditions;

•	whether the debt securities of a series will be in registered or bearer form and the terms and conditions relating to the applicable form, and if in registered form, the denomination in which we will issue the debt securities;

•	the applicability, if any, of the defeasance or covenant defeasance provisions described below under “—Discharge, Defeasance and Covenant Defeasance;”

•

any applicable United States federal income tax consequences, including whether and under what circumstances, if any, the issuer will pay any Additional Amounts as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if the issuer will pay Additional Amounts, whether they will have the option, and on what terms to redeem the debt securities instead of paying the Additional Amounts;

•	whether the issuer may extend the interest payment periods and, if so, the terms of any extension;

•	if the principal amount payable on any maturity date will not be determinable on any one or more dates prior to the maturity date, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the maturity date, or the manner of determining that amount;

•	any other covenant or warranty included for the benefit of the holders of debt securities of a series;

•	any proposed listing of the debt securities of a series on any securities exchange; and

•	any other term of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities of a series may provide for less than their entire principal amount to be payable if the issuer accelerates the maturity of the debt securities as a result of the occurrence and continuation of an event of default. If this is the case, the debt securities would have what is referred to as “original issue discount.” Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

HomeBanc Corp. and/or HBMC may issue debt securities of a series from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

The indentures do not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

Guarantees

The debt securities issued by HomeBanc Corp. may be guaranteed on a senior or subordinated basis by HBMC and/or other subsidiaries of HomeBanc Corp., and the debt securities of HBMC will be fully and unconditionally guaranteed on a senior or subordinated basis by HomeBanc Corp, which guarantees, in either case, would guarantee the due and punctual payments of principal of, premium, if any, and interest on such debt securities, and the due and punctual payment of any sinking fund payments, if any, thereon, when and as the same shall become due and payable, including without limitation, at maturity, whether scheduled or as result of acceleration, call for redemption or otherwise. The applicability and terms of any such guarantees relating to a series of debt securities of HomeBanc Corp. or HBMC will be set forth in the prospectus supplement relating to such debt securities.

Merger, consolidation or sale

HomeBanc Corp. and/or HBMC may consolidate with, or sell, lease or otherwise transfer all or substantially all of their assets to, or merge with or into, any other corporation or trust or entity provided that:

•	they are the survivor in the merger, or the survivor is an entity organized under the laws of the United States or a state of the United States or the District of Columbia and expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of theirs or one of their subsidiaries as a result of the transaction, as having been incurred by them or one of their subsidiaries at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

•	certain other conditions that are described in the indentures are met.

Upon any such consolidation, merger or sale, any successor entity to HomeBanc Corp. or HBMC, shall succeed to, and be substituted for, them under the indentures.

This covenant would not apply to any recapitalization transaction, change of control of HomeBanc Corp. or HBMC or a transaction in which they incur a large amount of additional debt unless the transactions or change of control included a merger, consolidation or a transfer of all or substantially all of their assets.

Covenants

Any covenants with respect to any series of debt securities will be described in the applicable prospectus supplement. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of HomeBanc Corp. or HBMC, as appropriate, or a transaction in which they incur or acquire a large amount of additional debt. The indenture will not restrict the sale or securitization of assets by HomeBanc Corp. or HBMC in the ordinary course.

Events of default, notice and waiver

Except as otherwise described in the applicable prospectus supplement, each of the following “Events of Default” set forth in the indentures will be applicable to each series of debt securities that HomeBanc Corp. and/or HBMC may issue under those indentures:

•	HomeBanc Corp. and/or HBMC fails for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series;

•	HomeBanc Corp. and/or HBMC fails to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

•	HomeBanc Corp. and/or HBMC fails to make any sinking fund payment when due as required for any debt security of that series;

•	HomeBanc Corp. and/or HBMC defaults in the performance or breach of any other covenant or agreement made in the indenture other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 60 days after written notice as provided for in accordance with the applicable indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series;

•	HomeBanc Corp. and/or HBMC defaults under a bond, debenture, note or other evidence of indebtedness for money borrowed by it or any of its subsidiaries that it has guaranteed, which has a principal amount in excess of a minimum set forth in the applicable prospectus supplement and the applicable supplemental indenture with respect to such indebtedness (other than non-recourse indebtedness), which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 30 days after written notice was provided to it in accordance with the indenture;

•	certain events of bankruptcy, insolvency or reorganization occur; and

•	any other event of default specified in the applicable prospectus supplement occurs.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting HomeBanc Corp. and/or HBMC, and except as provided in the applicable prospectus supplement, if there is a continuing event of default under an indenture with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% of the total principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified in the terms of the debt securities of and any premium or Make-Whole Amount or on all of the debt securities of that series. However, at any time after a declaration of acceleration with respect to any or all debt securities of a series then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration if:

•	HomeBanc Corp. and/or HBMC, as appropriate, deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest or Additional

Amounts on, the applicable debt securities, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or other amounts or interest, with respect to the applicable debt securities have been cured or waived as provided in the indenture.

Each indenture also provides that the holders of not less than a majority in principal amount of the applicable outstanding debt securities of any series may waive any past default with respect to those debt securities and its consequences, except a default consisting of:

•	the failure of HomeBanc Corp. or HBMC, as appropriate, to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

•	a default relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

The trustee generally is required to give notice to the holders of the debt securities of each affected series within 90 days of a default of which the trustee has actual knowledge under the applicable indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

•	the failure of HomeBanc Corp. or HBMC, as appropriate, to pay the principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, a debt security of that series; or

•	any sinking fund installment for any debt security of that series, if the responsible officers of the trustee consider it to be in the interest of the holders.

Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after:

•	it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the outstanding debt securities of the series.

This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, debt securities at their respective due dates.

Subject to provisions in each indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under any indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the applicable outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction.

Within 120 days after the close of each fiscal year, HomeBanc Corp. or HBMC, as appropriate, must deliver to each trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the applicable indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the indenture

Except as described below, modification and amendment of an indenture with respect to any series of indebtedness may be made only with the consent of the holders of not less than a majority in principal amount of that series of outstanding debt securities issued under the indenture.

HomeBanc Corp. or HBMC, as appropriate, and the relevant trustee, may not, without the unanimous consent of the holders of the outstanding debt securities affected, do any of the following:

•	change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, any premium or Make-Whole Amount payable on redemption of or any Additional Amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security, indexed security or Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of an original issue discount security or indexed security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the applicable indenture;

•	make any change that adversely affects the right to convert or exchange any security or decrease the conversion or exchange rate or increase the conversion or exchange price of any security; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

Notwithstanding the foregoing, HomeBanc Corp. or HBMC, as appropriate, and the relevant trustee, may modify or amend an indenture, without the consent of any holder of outstanding debt securities, for any of the following purposes:

•	to evidence the succession of another person to HomeBanc Corp. or HBMC, as appropriate, as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon HomeBanc Corp. or HBMC, as appropriate, in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall:

•	become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

•	not apply to any outstanding debt securities created prior to the change or elimination;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of the debt securities into our common stock or other securities or property of HomeBanc Corp. or HBMC, as appropriate;

•	to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; or

•	to make any provisions with respect to the conversion or exchange rights of the holders of any debt securities, including providing for the conversion or exchange of any debt securities into any of our securities or property;

provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series issued and outstanding under the indenture in any material respect.

Subordination

Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following subordinated provisions will apply to the subordinated debt securities.

The subordinated debt securities, including any junior subordinated debt securities issued in connection with the issuance of any trust preferred capital securities by a trust, will be unsecured and subordinated in right of payment to all existing and future secured and senior indebtedness. As a result, upon any distribution to creditors in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of, premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all the senior debt securities and secured debt. The obligation of HomeBanc Corp. or HBMC, as appropriate, to make payments of the principal of, premium, if any, and interest on the subordinated debt securities will not otherwise be affected.

HomeBanc Corp. or HBMC, as appropriate, may not make payments of principal of, premium, if any, or interest on its subordinated debt securities at any time it is in default on any payment with respect to its senior debt, or it has defaulted on any of its senior debt securities resulting in the acceleration of the maturity of the senior debt, or if there is a judicial proceeding pending with respect to its default on its senior debt securities, and it has received notice of the default. HomeBanc Corp. or HBMC, as appropriate, may resume payments on the subordinated debt securities when the default is cured or waived, if the subordination provisions of the subordinated indenture will permit it to do so at that time. After it has paid all of its senior debt securities in full, holders of subordinated debt securities will still be subrogated to the rights of holders of its senior debt securities for the amount of distributions otherwise payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

If payment or distribution on account of the subordinated debt securities of any character or security, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all the senior debt securities has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of the outstanding senior debt securities in accordance with the priorities then existing among those holders, to the extent necessary to pay all senior debt securities in full.

Upon payment or distribution of assets to creditors upon insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to HomeBanc Corp. or HBMC, as appropriate, whether voluntary or involuntary, the holders of all senior debt securities will first be entitled to receive payment in full before holders of the outstanding subordinated debt securities will be entitled to receive any payment in respect of the principal of, or premium, if any, or interest on, the outstanding subordinated debt securities.

After HomeBanc Corp. or HBMC, as appropriate, has paid in full all sums it owes on its senior debt, the holders of the subordinated debt securities, if so issued, together with the holders of their obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from their remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. After it has paid in full all sums it owes on the subordinated debt securities, the holders of the junior subordinated debt securities, together with the holders of its obligations ranking on a parity with the junior subordinated debt securities, will be entitled to be paid from the remaining assets of HomeBanc Corp. or HBMC, as appropriate, the amounts at the time due and owing on the junior subordinated debt securities and the other obligations. HomeBanc Corp. or HBMC, as appropriate, will make payment on its junior subordinated debt securities before it makes any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to its junior subordinated debt securities.

By reason of this subordination, if HomeBanc Corp. or HBMC, as appropriate, becomes insolvent, holders of senior debt, as well as certain of its general creditors, may receive more, and holders of subordinated debt securities (including junior subordinated debt securities) may receive less, than its other creditors, including holders of any of its senior debt securities. This subordination will not prevent the occurrence of any event of default on the subordinated debt securities.

“Senior debt” means the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to HomeBanc Corp. or HBMC, as appropriate, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

(1) debt for money HomeBanc Corp. or HBMC, as appropriate, has borrowed;

(2) debt evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(3) debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure the obligations of HomeBanc Corp. or HBMC, as appropriate, or to secure the payment of revenue bonds issued for our benefit, whether contingent or otherwise;

(4) any debt of others described in the preceding clauses (1) through (3) which HomeBanc Corp. or HBMC, as appropriate, has guaranteed or for which it has otherwise liable;

(5) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on the property of HomeBanc Corp. or HBMC, as appropriate,;

(6) the obligation of HomeBanc Corp. or HBMC, as appropriate, as lessee under any lease of property which is reflected on its balance sheet as a capitalized lease;

(7) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1) through (6); and

(8) the obligations of HomeBanc Corp. or HBMC, as appropriate, to make payments under the terms of financial instruments such as securities contracts, repurchase obligations, interest rate swaps and other interest protection instruments, and foreign currency exchange contracts, derivative instruments and other similar financial instruments;

provided, however, that, in computing the debt of HomeBanc Corp. or HBMC, any particular debt will be excluded if:

•	upon or prior to the maturity thereof, it has deposited in trust with a depositary, money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy that debt as it becomes due, and the amount so deposited will not be included in any computation of their assets; and

•	it has delivered an officers’ certificate to the trustee that certifies that it has deposited in trust with the depositary the sufficient amount.

Senior debt will exclude the following:

•	any debt referred to in paragraphs (1) through (6) above as to which, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the debt is not superior in right of payment to their subordinated debt securities, or ranks equal with the subordinated debt securities;

•	the subordinated debt securities of HomeBanc Corp. or HBMC, as appropriate;

•	any debt which, when incurred and without respect to any election made under Section 1111(b) of Title 11 of the United States Bankruptcy Code of 1978, as amended, was without recourse to HomeBanc Corp. or HBMC, as appropriate;

•	debt to any employee of HomeBanc Corp. or HBMC, as appropriate; and

•	all other junior subordinated debentures issued by HomeBanc Corp. or HBMC, as appropriate, from time to time and sold to subsidiaries of theirs, including any limited liability companies, partnerships or trust established or to be established by them, in each case where the subsidiary is similar in purpose to one of the HMB Trusts.

There is no limit on the amount of senior debt or other debt that HomeBanc Corp. and/or HBMC may incur in the subordinated indenture. At June 30, 2005, our senior debt and collaterized debt obligations aggregated approximately $4.4 billion.

Discharge, defeasance and covenant defeasance

Unless the terms of a series of debt securities provides otherwise, under each indenture, HomeBanc Corp. or HBMC, as appropriate, may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). Each of them can discharge these obligations by irrevocably depositing with the applicable trustee funds in such currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities including the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts payable on, the debt securities to the date of the deposit, if the debt securities have become due and payable or to the stated maturity or redemption date, as the case may be.

In addition, if the terms of the debt securities of a series permit HomeBanc Corp. or HBMC, as appropriate, to do so, they may elect to have their respective debt securities:

•	defeased and discharged from any and all obligations with respect to the debt securities of that series, except for the issuer’s obligations to:

•	pay any additional amounts upon the occurrence of certain tax and other events;

•	register the transfer or exchange of the debt securities;

•	replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	maintain an office or agency for the debt securities; and

•	to hold monies for payment in trust; or

•	defeased and discharged from the issuer’s covenant obligations, if any, with respect to the debt securities of that series described under “—Certain Covenants” in any related prospectus supplement or, if the terms of the debt securities of that series permit, its obligations with respect to any other covenant.

If HomeBanc Corp. or HBMC, as appropriate, choose to defease and discharge its obligations under the covenants, any failure to comply with the obligations imposed on it by the covenants will not constitute a default or an event of default with respect to the debt securities of that series. However, to make either election, it must irrevocably deposit with the applicable trustee, in trust, an amount, in the currency or currencies in which the debt securities are payable, or in government obligations, or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the relevant scheduled due dates or upon redemption.

HomeBanc Corp. or HBMC, as appropriate, may defease and discharge its obligations as described in the preceding paragraphs only if, among other things:

•	it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•	any defeasance does not result in, or constitute, a breach or violation of an indenture or any other material agreement which it is a party to or obligated under; and

•	no event of default, or event that with notice will be an event of default, has occurred and is continuing with respect to any securities subject to a defeasance.

Unless otherwise provided in the applicable prospectus supplement, if, after HomeBanc Corp. or HBMC, as appropriate, has deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series elects to receive payment in a currency in which the deposit was made in respect of the debt security; or

•	a conversion event (as defined below) occurs in respect of the currency in which the deposit was made,

the indebtedness represented by the debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt security, as they become due, out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the election or such cessation of usage based on the applicable market exchange rate.

Unless otherwise defined in the applicable prospectus supplement, “conversion event” means the cessation of use of:

•	a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise described in the applicable prospectus supplement, all payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars.

In the event HomeBanc Corp. or HBMC, as appropriate, effects covenant defeasance with respect to any series of debt securities, and the debt securities are declared due and payable because of the occurrence of any event of default other than:

•	the event of default described in the fourth item of the first paragraph under “—Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series; or

•	the event of default described in the seventh item of the first paragraph under “—Events of Default, Notice and Waiver” with respect to a covenant as to which there has been covenant defeasance;

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, HomeBanc Corp. or HBMC, as appropriate, would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may describe further provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and exchange rights

The terms on which debt securities of any series are convertible into or exchangeable for common stock or other securities or property of HomeBanc Corp. or HBMC will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price or rate, or manner for calculating a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at the option of HomeBanc Corp. or HBMC, as appropriate.

The terms may also include calculations pursuant to which the number of shares of common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of the common stock or other securities or property of HomeBanc Corp. or HBMC as of a time stated in the prospectus supplement. The conversion or exchange price or rate of any debt securities of any series that is convertible into common stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as described in the applicable prospectus supplement.

Redemption of debt securities

If so specified in the applicable prospectus supplement, debt securities of any series may be redeemed in whole at any time, or in part from time to time, at the option of HomeBanc Corp. or HBMC, as appropriate. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement, including mandatory or optional redemption by.

From and after the time that notice of redemption has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing law

The indentures are governed by, and will be construed in accordance with, the laws of the State of New York.

Denominations, interest, registration and transfer

Unless the applicable prospectus supplement states otherwise, debt securities in registered form will be issued in denominations of $1,000 and integral multiples of $1,000. Unless the applicable prospectus supplement states otherwise, debt securities in bearer form will be issued in denominations of $5,000 and integral multiples of $5,000.

Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially located at 100 Wall Street, 16th Floor, New York, New York 10005. At the issuer’s option, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States. The issuer may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that they will be required to maintain a paying agent in each place of payment for any series. All monies that the issuer pays to a paying agent for the payment of principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security, which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, will be repaid to the issuer subject to any applicable law. After this time, the holder of the debt security will be able to look only to the issuer for payment.

Any interest that the issuer does not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

•	be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or

•	may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than 10 days before the special record date.

Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge on any transfer or exchange of debt securities, but we may require payment by holders to cover any tax or other governmental charge payable in connection with the transfer or exchange.

None of HomeBanc Corp., HBMC nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

Global securities

The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities or securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security and persons that may hold interests through participants. When HomeBanc Corp. or HBMC, issues a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution or placement of the debt securities. The beneficial ownership of participants in a registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary and the beneficial ownership of persons who hold debt securities through participants will be reflected on the records of participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair a person’s ability to own, transfer or pledge beneficial interests in a registered global security.

So long as the depositary, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants and indirect participants would authorize the beneficial owners holding interests through them to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, Make-Whole Amount interest or Additional Amounts on, debt securities represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. We expect that, once the depositary receives any payment of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants and indirect participants to owners of beneficial interests in the registered global security held through the participants and indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants and indirect participants.

None of HomeBanc Corp., HBMC, the trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and HomeBanc Corp. or HBMC, as appropriate, do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days after they become aware of the unwillingness, inability or ineligibility, they will issue debt securities in definitive form in exchange for the registered global security. In addition, subject to the procedures of the depositary, HomeBanc Corp. or HBMC, as appropriate, may at any time and in their sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities, and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the registered global security or securities representing the debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

Debt securities in bearer form of a series may also be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme Luxembourg, or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

Concerning the trustee

The trustee is one of a number of banks with which HomeBanc Corp. and HBMC maintain banking relationships in the ordinary course of business. U.S. Bank National Association is a lender under our senior credit facility and the trustee under certain of our collateralized debt obligations. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under a series of senior debt securities or subordinated debt securities, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

Description of preferred stock

The following outlines the general provisions of the shares of preferred stock, par value $.01 per share, or “preferred stock,” that HomeBanc Corp. may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of sale of any series of preferred stock.

General

Under the articles of incorporation of HomeBanc Corp., its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 25,000,000 shares of preferred stock, par value $.01 per share, in one or more series.

The board of directors of HomeBanc Corp. may fix the voting powers, designations, preferences and rights, and qualifications, limitations and restrictions of each series of preferred stock. The board of directors will fix these terms by resolution adopted before any shares of the series of preferred stock are issued.

In addition, as described under “Description of depositary shares,” HomeBanc Corp. may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by the respective board of directors of HomeBanc Corp., including, as applicable:

•	the price at which the preferred stock will be issued;

•	the title, designation, number of shares and stated value or liquidation of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of the articles of incorporation of HomeBanc Corp.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to their preferred stock account. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any capital stock of any class or series of HomeBanc Corp. and each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to the common stock of the issuer as to dividends and any distribution of their assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors of HomeBanc Corp. may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes, including issuance in connection with a shareholders’ right plan or with terms that may discourage a change in control of HomeBanc Corp. The ability of HomeBanc Corp.’s board of directors to designate series and issue shares of preferred stock without further shareholder approval may discourage or make more difficult attempts by others to acquire control of HomeBanc Corp.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of HomeBanc Corp. or the holders, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by HomeBanc Corp. of its preferred stock while it is in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that the board of directors of HomeBanc Corp. decides is equitable.

Unless HomeBanc Corp. defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by the board of directors of HomeBanc Corp. out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

The board of directors of HomeBanc Corp. may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Liquidation preference

In the event of the liquidation, dissolution or winding-up of HomeBanc Corp., holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable to holders of preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and other securities will have the right to a ratable portion of the available assets of HomeBanc Corp. up to the full liquidation preference. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from HomeBanc Corp. after they have received their full liquidation preference.

Voting rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;
•	as otherwise stated in the certificate of designations establishing the series; and
•	as required by applicable law.

Transfer agent and registrar

The transfer agent, registrar and dividend paying agent for the preferred stock will be stated in the applicable prospectus supplement.

Description of depositary shares

The following briefly summarizes the general provisions of the depositary shares representing entitlement to all rights and preferences of a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that HomeBanc Corp. may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of depositary shares

HomeBanc Corp. may offer depositary shares evidenced by receipts for such depositary shares, which we refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

HomeBanc Corp. will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between it and a bank or trust company, which we will select as our preferred stock depositary. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive certificates representing depositary receipts are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of any temporary depositary receipts for definitive depositary receipts. We may also issue depositary receipts in book-entry form.

Withdrawal of preferred stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for whole shares of preferred stock of a series withdrawn from a depositary.

Dividends and other distributions

The depositary will pay to holders of depositary shares the cash dividends or other cash distributions it receives on preferred stock. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with the approval of HomeBanc Corp. may sell the property and distribute the net proceeds from the sale to the holders. HomeBanc Corp. will pay the expenses and fees of the depositary.

Redemption of depositary shares

If a series of preferred stock represented by depositary shares is subject to redemption, then HomeBanc Corp. will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from HomeBanc Corp. for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably, or such other equitable method, as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. HomeBanc Corp. will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, HomeBanc Corp. will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts in the depositary shares.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other securities or property of HomeBanc Corp. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, HomeBanc Corp. will cause the conversion or exchange of the preferred stock using the same procedures as it uses for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and termination of the deposit agreement

HomeBanc Corp. may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed and all amounts have been paid;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

HomeBanc Corp. may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of depositary and expenses

HomeBanc Corp. will pay all transfer and other taxes and governmental charges in connection with the existence of the depositary arrangements. HomeBanc Corp. will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and the charges that are expressly provided in the deposit agreement to be for the holder’s account.

Limitations on our obligations and liability to holders of depositary receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit the liability of HomeBanc Corp. and the liability of the depositary as follows:

•	HomeBanc Corp. and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	HomeBanc Corp. and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond its control from performing its obligations under the deposit agreement;

•	HomeBanc Corp. and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;

•	HomeBanc Corp. and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	HomeBanc Corp. and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents HomeBanc Corp. believes in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, HomeBanc Corp. and the depositary will agree to indemnify each other under certain circumstances.

Resignation and removal of depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, HomeBanc Corp. may remove the depositary at any time. The resignation or removal will take effect when HomeBanc Corp. appoints a successor depositary and it accepts the appointment. HomeBanc Corp. must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of common stock

For purposes of this section, the terms “we,” “our” and “us” refer only to HomeBanc Corp. and not its subsidiaries.

The following description of our shares of our common stock, par value $.01 per share, or “common stock,” is a summary only and is subject to applicable provisions of the Georgia Business Corporation Code and to our articles of incorporation and our bylaws. You should refer to, and read this summary together with, our articles of incorporation and bylaws to review all of the terms of our common stock.

General

Our articles of incorporation provide that we may issue up to 150 million shares of common stock, par value of $0.01 per share. As of August 22, 2005, 56,596,460 shares of common stock were issued and outstanding. All outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on The New York Stock Exchange under the symbol “HMB.”

Voting rights

Subject to the provisions of our articles of incorporation regarding restrictions on the transfer and ownership of shares of our common stock to preserve our status as a REIT for federal income tax purposes, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or with respect to any other class or series of shares of our stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of our outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under Georgia law.

Dividends, liquidation and other rights

Holders of our shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors out of assets legally available for the payment of dividends. Our shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock that may then be outstanding and to the provisions of our articles of incorporation regarding restrictions on transfer of our stock to preserve our status as a REIT for federal income tax purposes.

Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock without the approval of our shareholders.

Power to issue additional shares of common stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock without further action by our shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Although our board of directors presently does not intend to do so, our board of directors could authorize us to issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or that our shareholders otherwise consider to be in their best interest.

Restrictions on ownership and transfer of our capital stock

For purposes of this section, the terms “we,” “our” and “us” refer only to HomeBanc Corp. and not its subsidiaries.

Among other things, for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” our shares of common stock and preferred stock, which we refer to together as our “capital stock,” must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made), or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively (by virtue of the attribution provisions of the Code), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, a tax could be imposed on us if certain cooperatives, governmental entities, international organizations, and tax-exempt organizations that are exempt from both the unrelated business income tax and from federal income taxation, which we refer to as “disqualified organizations,” hold shares of our capital stock, and we own a residual interest in a real estate mortgage investment conduit, or “REMIC,” or, although the law on the matter is unclear, an interest in a taxable mortgage pool.

Since we have elected to be treated as a REIT and expect to hold assets that are treated as a taxable mortgage pool, our articles of incorporation provide restrictions on the acquisition and ownership of our capital stock intended to ensure that we comply with requirements needed to maintain our election as a REIT under federal income tax laws and to avoid federal income taxation.

Our articles of incorporation provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of 9.8% of:

•	the aggregate Market Price (as defined in our articles of incorporation) of all outstanding shares of all classes and series of our capital stock; or

•	the aggregate Market Price or the number of shares, whichever is more restrictive, of the outstanding shares of our common stock,

which we refer to as the “stock ownership limit.”

Our articles of incorporation also prohibit:

•	any person from beneficially or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

•	any person from transferring shares of our capital stock if such transfer would result in our shares of capital stock being owned by fewer than 100 persons;

•	any person from beneficially owning or constructively owning shares of our capital stock to the extent such ownership would cause us to own, directly or constructively, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us);

•	any disqualified person from owning shares of our capital stock; and

•	any person from transferring shares of our capital stock if such transfer would result in the termination of our status as a REIT under the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, our board of directors, in its sole discretion, may exempt a proposed transferee from the stock ownership limit and/or any of the restrictions described above, including in connection with possible purchases of common stock an offering under this prospectus. However, our board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, before granting an exemption. We have granted GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P. and their limited partners, in their capacity as limited partners of these funds, a waiver of the “disqualified person” provisions of our articles of incorporation with respect to shares of our common stock that the limited partners of these funds beneficially own (as defined in our articles of incorporation).

If any transfer of our shares of capital stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations, which we refer to as a “prohibited owner,” then that number of shares of capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a trust, which we refer to as a “charitable trust,” for the exclusive benefit of one or more charitable beneficiaries, which we refer to as a “charitable beneficiary,” and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in our articles of incorporation) prior to the date of such violative transfer.

If any automatic transfer to the charitable trust is not effective, then the initial transfer of capital stock will be void ab initio to the extent necessary to prevent a violation of the above transfer or ownership limitations. Shares of capital stock held in the charitable trust shall be issued and outstanding shares of capital stock. Any shares of capital stock held in the charitable trust shall be held for the exclusive benefit of the charitable beneficiary. The trustee of the charitable trust, or the “trustee,” shall have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the charitable trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid to the trustee shall be held in trust for the charitable beneficiary. Any dividend or other distribution paid to a prohibited owner (1) that is attributable to any shares of our capital stock that have been transferred to the charitable trust and (2) the record date of which was on or after the date that such shares were transferred to the charitable trust shall be repaid by such prohibited owner to the charitable trust. The prohibited owner shall have no voting rights with respect to shares of capital stock held in the charitable trust and, subject to Georgia law, effective as of the date that such shares of capital stock have been transferred to the charitable trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

In an orderly fashion so as not to materially adversely affect the Market Price (as defined in our articles of incorporation) of the shares of capital stock held in the charitable trust, the trustee shall sell the shares of capital stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares would not result in such shares being retransferred to the charitable trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

•	The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of such shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares of capital stock held in the charitable trust.

Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

In addition, shares of capital stock held in the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift); and

•	the Market Price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer for a period of 90 days after the later of:

•	the date of the transaction that resulted in such transfer to the charitable trust; and

•	the date we determined in good faith that the transaction that resulted in such transfer to the charitable trust has occurred, if we did not receive prior notice of the transaction that resulted in such transfer to the charitable trust.

All certificates representing our shares of capital stock bear a legend referring to the ownership restrictions described above.

Every owner of more than 5% (or such lower percentages as required by the Treasury Regulations promulgated under the Code) of our outstanding shares of capital stock, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of capital stock which the owner beneficially owns and a description of the manner in which such shares of capital stock are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT.

The restrictions on transferability and ownership (described above) could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or which shareholders otherwise may consider to be in their best interest.

Transfer agent and registrar

The transfer agent and registrar for our shares of common stock is SunTrust Bank, Atlanta, Georgia.

Description of warrants

For purposes of this section, the terms “we,” “our” and “us” refer only to HomeBanc Corp., and not to its subsidiaries.

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of the warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which we will issue the warrants;

•	any applicable anti-dilution provisions to adjust the number of shares to be delivered upon exercise of warrants to purchase common stock;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	whether we will issue the warrants in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of rights; governing law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of Georgia.

Description of stock purchase contracts

For purposes of this section, the terms “we,” “our” and “us” refer only to HomeBanc Corp. and not its subsidiaries.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. We may issue the stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in senior debt securities, subordinated debt securities, preferred capital securities, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require us to make periodic payments to holders hereunder and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement is a general summary and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

Description of preferred capital securities

General

Each HMB Trust will issue preferred capital securities under an amended and restated declaration of trust, which HomeBanc Corp. or HBMC, as appropriate, will enter into with the trustees. The amended declaration for each HMB Trust is subject to and governed by the Trust Indenture Act and Wilmington Trust Company, an independent trustee, will act as indenture, property and guarantee trustee under each amended declaration for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred capital securities will be those contained in the applicable amended and restated declaration of trust and those made part of the amended declaration by the Trust Indenture Act.

The following summary outlines the material terms and provisions of the preferred capital securities that the HMB Trusts may offer. The particular terms of any preferred capital securities the HMB Trusts offer and the extent if any to which these general terms and provisions may or may not apply to the preferred capital securities will be described in the applicable prospectus supplement. The following is subject to and qualified in its entirety by reference to the form of amended and restated declaration of trust, the related subordinated indenture, as supplemented, and the Trust Indenture Act.

Terms

Each amended declaration will provide that the HMB Trusts may issue, from time to time, only one series of preferred capital securities and one series of common securities. The preferred capital securities will be offered to investors and the common securities will be held by HomeBanc Corp or HBMC, as appropriate. The terms of the preferred capital securities, as a general matter, will mirror the terms of the junior subordinated debt securities that HomeBanc Corp. or HBMC, as appropriate, will issue to the related HMB Trust in consideration of the proceeds of the sales of the HMB Trust’s preferred capital and common securities. If HomeBanc Corp. or HBMC, as appropriate, fails to make a payment on its junior subordinated debt securities, the HMB Trust holding those securities will not have sufficient funds to make related payments, including the payment of periodic cash distributions, or “distributions,” on its preferred capital securities. If HBMC is the issuer of junior subordinated debt securities to a HMB Trust, HBMC’s obligations under the junior subordinated debentures will be fully and unconditionally guaranteed by HomeBanc Corp.

You should refer to the applicable prospectus supplement relating to the preferred capital securities for specific terms of the preferred capital securities, including, but not limited to:

•	the distinctive designation of the preferred capital securities;

•	the total and per security liquidation amount of the preferred capital securities;

•	the annual distribution rate, or method of determining the rate at which the HMB Trust issuing the securities will pay distributions, on the preferred capital securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

•	whether distributions on preferred capital securities will be cumulative, and, in the case of preferred capital securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred capital securities will be cumulative;

•	the right, if any, to defer distributions on the preferred capital securities upon extension of the interest payment period of the related junior subordinated debt securities, and any Additional Amounts, if any, that will be paid upon the deferred distributions;

•	whether the preferred capital securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

•	the amount or amounts which will be paid out of the assets of the HMB Trust issuing the securities to the holders of preferred capital securities upon voluntary or involuntary dissolution, winding-up or termination of the HMB Trust issuing the securities, and whether such amounts are payable in cash or the junior subordinated debentures issued by us to the trust;

•	any rights or obligation of the issuer of the junior subordinated debt to purchase or redeem the junior subordinated debentures;

•	any rights or obligation of the HMB Trust issuing the securities to purchase or redeem preferred capital securities and the terms and conditions relating to any redemption obligation;

•	any voting rights of the preferred capital securities;

•	any terms and conditions upon which the junior subordinated debt securities held by the HMB Trust issuing the securities may be distributed to holders of preferred capital securities;

•	any securities exchange on which the preferred capital securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred capital securities not inconsistent with the amended and restated declaration of trust or with applicable law.

HomeBanc Corp. or HBMC, as appropriate, will guarantee the preferred capital securities to the extent described below under “Description of trust guarantees.” The guarantee of HomeBanc Corp. or HBMC, as appropriate, when taken together with their respective obligations under their junior subordinated debt securities and the related subordinated indenture, the full and unconditional guarantee of HomeBanc Corp. of any HBMC junior subordinated debt issued to a HMB Trust and their respective obligations under the amended declaration of a HMB Trust, would provide a full and unconditional guarantee of amounts due on any preferred capital securities. Certain United States federal income tax considerations applicable to any offering of preferred capital securities will be described in the applicable prospectus supplement.

Liquidation distribution upon dissolution

Unless otherwise specified in an applicable prospectus supplement, each amended declaration states that each HMB Trust will be dissolved:

•	on the expiration of the term of that HMB Trust;

•	upon our bankruptcy, dissolution or liquidation;

•	upon our written direction to the property trustee to dissolve the HMB Trusts and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

•	upon the redemption of all of the preferred capital securities in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the HMB Trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the HMB Trusts satisfy all liabilities to their creditors as provided by applicable law, each holder of the preferred capital or common securities issued by that HMB Trust will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred capital or common securities held by the holder; or

•	if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred capital or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If the HMB Trusts cannot pay the full amount due on its preferred capital and common securities because it has insufficient assets available for payment, then the amounts payable by that HMB Trust on its preferred capital and common securities will be paid on a pro rata basis. However, if certain payment events of default under the subordinated indenture have occurred and are continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred capital securities will be paid before any distribution on the common securities.

Events of default

The following will be events of default under each amended declaration:

•	an event of default under the subordinated indenture occurs with respect to any related series of junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting HomeBanc Corp. or HBMC, as appropriate, and except as provided in the applicable prospectus supplement, if an event of default with respect to a related series of junior subordinated debt securities occurs and is continuing under the subordinated indenture, and the subordinated indenture trustee or the holders of not less than 25% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred capital securities of the HMB Trust holding the junior subordinated debt securities, will have the right to declare such principal amount immediately due and payable by providing written notice to us, the applicable property trustee and the subordinated indenture trustee.

At any time after a declaration of acceleration has been made with respect to a related series of junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred capital securities may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences:

•	if HomeBanc Corp. or HBMC, as appropriate, deposits with the subordinated indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the subordinated indenture trustee and the property trustee; and

•	if all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the affected preferred capital securities may waive any past default under the subordinated debenture indenture with respect to related junior subordinated debt securities, other than a default in the payment of principal of, or any premium or interest on, any related junior subordinated debenture or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related junior subordinated debenture. In addition, the holders of at least a majority in liquidation amount of the affected preferred capital securities may waive any past default under the amended declaration.

The holders of a majority in liquidation amount of the affected preferred capital securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of the HMB Trusts or power conferred on the property trustee under the amended declaration.

A holder of preferred capital securities may institute a legal proceeding directly against HomeBanc Corp. or HBMC, as appropriate, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred capital securities of the holder, if HomeBanc Corp. or HBMC, as appropriate, fails to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

HomeBanc Corp. or HBMC, as appropriate, is required to furnish annually to the property trustee for each HMB Trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, HomeBanc Corp. or HBMC, as appropriate, and each HMB Trust are not in default under the applicable amended declaration or, if there has been a default, specifying the default and its status.

Consolidation, merger or amalgamation of the HMB Trusts

Neither HMB Trust may merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in “—Liquidation Distribution Upon Dissolution.” The HMB Trusts may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred capital securities or the other trustees of that HMB Trust, merge with or into, amalgamate, consolidate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, the HMB Trusts organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the HMB Trust relating to its preferred capital securities; or

•	substitutes for the HMB Trust’s preferred capital securities other securities having substantially the same terms as the preferred capital securities, so long as the substituted successor securities rank the same as the preferred capital securities for distributions and payments upon liquidation, redemption and otherwise;

•	HomeBanc Corp. or HBMC, as appropriate, appoints a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the HMB Trust;

•	the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred capital securities are then listed or traded;

•	the merger event does not cause the preferred capital securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred capital securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the HMB Trust that issued the securities;

•	prior to the merger event, HomeBanc Corp. or HBMC, as appropriate, shall provide to the property trustee an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the HMB Trust’s preferred capital securities in any material respect; and

•	following the merger event, neither the HMB Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, or the “Investment Company Act;” and

•	HomeBanc Corp. or HBMC, as appropriate, owns or its permitted transferee owns, all of the common securities of the successor entity and it guarantees or its permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred capital securities guarantee.

In addition, unless all of the holders of the preferred capital securities approve otherwise, neither HMB Trust may consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause that HMB Trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting rights

Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred capital securities will have no voting rights except as discussed below and under “—Amendment to an Amended Declaration” and “Description of trust guarantees—Modification of the trust guarantee; Assignment” and as otherwise required by law.

If any proposed amendment to an amended declaration provides for, or the trustees of the HMB Trusts otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred capital securities in any material respect, whether by way of amendment to the amended declaration or otherwise; or

•	the dissolution, winding-up or termination of the HMB Trusts other than pursuant to the terms of the amended declaration;

then the holders of the affected preferred capital securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred capital securities.

Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred capital securities issued by the HMB Trust, the trustees of that HMB Trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of either HMB Trust or power conferred on the property trustee with respect to the related junior subordinated debt securities;

•	waive any default that is waivable under the subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of the related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred capital securities of the HMB Trust that holds the related junior subordinated debt securities. In addition, before taking any of the foregoing actions, HomeBanc Corp. or HBMC, as appropriate, will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the HMB Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred capital securities holders of the HMB Trusts of any notice of default received from the subordinated indenture trustee with respect to the junior subordinated debt securities held by that HMB Trust.

Any required approval of the holders of preferred capital securities may be given at a meeting of the holders of the preferred capital securities convened for the purpose or pursuant to written consent. The applicable property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred capital securities at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

No vote or consent of the holders of the trust securities will be required for the HMB Trusts to redeem and cancel its trust securities in accordance with its amended declaration.

Notwithstanding that holders of the preferred capital securities are entitled to vote or consent under any of the circumstances described above, any of the preferred capital securities that are owned by HomeBanc Corp. or HBMC, as appropriate, any trustee or any affiliate of a trustee or HomeBanc Corp. or HBMC, as appropriate, will, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred capital securities held by HomeBanc Corp. or HBMC, as appropriate, or any of its affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment to an amended declaration

An amended declaration may be amended from time to time by HomeBanc Corp. or HBMC, as appropriate, and the property trustee and the administrative trustees of each HMB Trust without the consent of the holders of the preferred capital securities of that HMB Trust to:

•	cure any ambiguity or correct or supplement any provision which may be inconsistent with any other provisions with respect to matters or questions arising under the amended declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred capital securities in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the HMB Trusts will not be taxable as corporations or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the junior subordinated debt securities held by the HMB Trusts are treated as indebtedness for United States federal income tax purposes or to ensure that the HMB Trusts will not be required to register as investment companies under the Investment Company Act.

Other amendments to an amended declaration may be made by HomeBanc Corp. or HBMC, as appropriate, and the trustees of that HMB Trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred capital securities of that HMB Trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the HMB Trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the HMB Trust as indebtedness for United States federal income tax purposes or affect the HMB Trust’s exemption from the Investment Company Act.

Notwithstanding the foregoing, without the consent of each affected holder of common or preferred capital securities of each HMB Trust, an amended declaration may not be amended to:

•	change the amount or timing of any distribution on the common or preferred capital securities of the HMB Trusts or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to an amended declaration if the amendment would:

•	cause the HMB Trusts to be taxable as a corporation or characterized as other than a grantor trust for United States federal income tax purposes;

•	cause the junior subordinated debt securities held by the HMB Trusts to not be treated as indebtedness for United States federal income tax purposes;

•	cause the HMB Trusts to be deemed to be an investment company required to be registered under the Investment Company Act; or

•	impose any additional obligation on HomeBanc Corp. or HBMC, as appropriate, without its consent.

Removal and replacement of trustees

The holder of the HMB Trust’s common securities may, upon prior written notice, remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the subordinated indenture, the property and Delaware trustee of the HMB Trust. If an event of default has occurred and is continuing under the subordinated indenture, only the holders of a majority in liquidation amount of the HMB Trust’s preferred capital securities may remove or replace the property trustee and Delaware trustee. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended declaration.

Merger or consolidation of trustees

Any entity into which a property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended declaration; provided, however, that the entity shall be otherwise qualified and eligible.

Information concerning the property and guarantee trustee

For matters relating to compliance with the Trust Indenture Act, the property trustee for each HMB Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a default under an amended declaration, undertakes to perform only the duties as are specifically set forth in the amended declaration and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by an amended declaration at the request of any holder of the preferred capital securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in an amended declaration or is unsure of the application of any provision of the amended declaration, and the matter is not one on which the holders of the preferred capital securities are entitled to vote, then the property trustee will deliver notices to HomeBanc Corp. or HBMC, as appropriate, requesting written instructions as to the course of action to be taken and the property trustee will take or refrain from taking that action as instructed. If HomeBanc Corp. or HBMC, as appropriate, does not provide these instructions within ten business days, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred capital and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Wilmington Trust Company, which is the property trustee for each HMB Trust, also serves as the guarantee trustee under each trust guarantee as described below. Wilmington Trust Company’s principal office is located at 1100 North Market Street, Wilmington, Delaware 19890-0001. HomeBanc Corp. or HBMC, as appropriate, and certain of its affiliates maintain banking and trust relationships with Wilmington Trust Company. Wilmington Trust Company serves as owner trustee for our collateralized debt obligations.

Miscellaneous

The administrative trustees of each HMB Trust are authorized and directed to conduct the affairs of and to operate each HMB Trust in such a way so that:

•	each HMB Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by each HMB Trust will be treated as indebtedness of ours for United States federal income tax purposes; and

•	each HMB Trust will not be deemed to be an investment company required to be registered under the Investment Company Act.

HomeBanc Corp. or HBMC, as appropriate, and the trustees of each HMB Trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or amended declaration, that we and the trustees determine to be necessary or desirable for the above purposes.

Registered holders of the preferred capital securities have no preemptive or similar rights. The HMB Trusts may not incur indebtedness or place a lien on any of its assets.

Governing law

Each amended declaration and the preferred capital securities will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

Description of the expense agreement

HomeBanc Corp. or HBMC, as appropriate, will execute an expense agreement at the same time that the HMB Trusts issues the preferred capital securities. Under the expense agreement, HomeBanc Corp. or HBMC, as appropriate, will irrevocably and unconditionally guarantee to each creditor of each HMB Trust the full amount of that HMB Trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred capital and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreement. The expense agreement, once executed, will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The obligations of HomeBanc Corp. or HBMC, as appropriate, under an expense agreement will be subordinated in right of payment to the same extent as the trust guarantees. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the trust guarantees.

Description of trust guarantees

The following describes certain general terms and provisions of the trust guarantees which HomeBanc Corp. or HBMC will execute and deliver for the benefit of the holders from time to time of preferred capital securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act, and Wilmington Trust Company, an independent trustee, will act as indenture trustee under each trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each trust guarantee will be those contained in each trust guarantee and those made part of each trust guarantee by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. Each trust guarantee will be held by the guarantee trustee of each HMB Trust for the benefit of the holders of the preferred capital securities.

General

HomeBanc Corp. or HBMC, as appropriate, will irrevocably and unconditionally agree to pay the following payments or distributions with respect to preferred capital securities, in full, to the holders of the preferred capital securities, as and when they become due regardless of any defense, right of set-off or counterclaim that the HMB Trusts may have except for the defense of payment:

•	any accrued and unpaid distributions which are required to be paid on the preferred capital securities, to the extent the HMB Trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred capital securities called for redemption, to the extent the HMB Trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the HMB Trust that issued the securities (other than in connection with the distribution of junior subordinated debt securities to the holders of preferred capital securities or the redemption of all of the preferred capital securities), the lesser of:

•	the total liquidation amount and all accrued and unpaid distributions on the preferred capital securities to the date of payment, to the extent the HMB Trust that issued the securities does not make such payments or distributions but has sufficient funds available to do so; and

•	the amount of assets of the HMB Trust that issued the securities remaining available for distribution to holders of such preferred capital securities in liquidation of the HMB Trust.

Where HBMC issues junior subordinated debentures to a HMB Trust pursuant to a declaration of trust between HBMC and the trustees, HomeBanc Corp. will also fully and unconditionally guarantee HBMC’s obligations under the HBMC trust guarantee.

The obligations of HomeBanc Corp. or HBMC, as appropriate, to make a payment under a trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred capital securities to which the trust guarantee relates or by causing the applicable HMB Trust to pay the amounts to the holders.

Modification of the trust guarantee; assignment

Except with respect to any changes which do not adversely affect the rights of holders of preferred capital securities in any material respect (in which case no vote will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred capital securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred capital securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee will bind the successors, assigns, receivers, trustees and representatives of HomeBanc Corp. or HBMC, as appropriate, and will be for the benefit of the holders of the outstanding preferred capital securities to which the trust guarantee relates.

Termination

Each Trust guarantee will terminate when any of the following has occurred:

•	all preferred capital securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the HMB Trust that issued the securities or both;

•	the junior subordinated debt securities held by the HMB Trust that issued the securities have been distributed to the holders of the preferred capital securities; or

•	the amounts payable in accordance with the applicable amended declaration upon liquidation of the HMB Trust that issued the securities have been paid in full.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred capital securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred capital securities or under the trust guarantee.

Events of default

An event of default under a trust guarantee will occur if HomeBanc Corp. or HBMC, as appropriate, fails to perform any of its payment obligations under a trust guarantee or it fails to perform any other obligation under a trust guarantee and the failure to perform such other obligation continues for 60 days.

Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred capital securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred capital securities to which the trust guarantee relates may institute a legal proceeding directly against HomeBanc Corp. or HBMC, as appropriate, to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the HMB Trust, the guarantee trustee or any one else. If HomeBanc Corp. or HBMC, as appropriate, does not make a guarantee payment, a holder of preferred capital securities may directly institute a proceeding against HomeBanc Corp. or HBMC, as appropriate, for enforcement of the trust guarantee for such payment.

Status of the trust guarantees

Each trust guarantee will be the general unsecured obligation of HomeBanc Corp. or HBMC, as appropriate, and will rank subordinate and junior in right of payment, and will be subject to its prior payment in full of its senior debt as described under “Description of debt securities; Subordination.”

The terms of the preferred capital securities provide that each holder of preferred capital securities by acceptance of the preferred capital securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination. As of June 30, 2005, HomeBanc Corp. and HBMC had approximately $71.0 million and $4.3 billion, respectively, of indebtedness that would rank senior to a trust guarantee.

Information concerning the guarantee trustee

Wilmington Trust Company serves as the guarantee trustee under each trust guarantee. Wilmington Trust Company’s address is 1100 North Market Street, Wilmington, Delaware 19890-0001. The guarantee trustee, prior to the occurrence of a default with respect to a trust guarantee, undertakes to perform only those duties as are specifically contained in the trust guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the applicable trust guarantee at the request of any holder of preferred capital securities to which the trust guarantee relates, unless it is offered indemnity satisfactory to it against the costs, expenses and liabilities which it might incur by exercising these powers; however, the guarantee trustee will not be, upon the occurrence of an event of default under the applicable trust guarantee, relieved from exercising the rights and powers vested in it by such trust guarantee.

Governing law

The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Effect of obligations under the subordinated debt securities and the trust guarantees

As long as HomeBanc Corp. or HBMC, as appropriate, can make payments of interest and any other payments when they are due on the junior subordinated debt securities held by a particular HMB Trust, those payments will be sufficient to cover distributions and any other payments due on the trust securities issued by that HMB Trust because:

•	the total principal amount of the junior subordinated debt securities held by the HMB Trust will be equal to the total stated liquidation amount of the trust securities issued by the HMB Trust;

•	the interest rate and the interest payment dates and other payment dates on the junior subordinated debt securities held by the HMB Trust will match the distribution rate and distribution payment dates and other payment dates for the trust securities issued by the HMB Trust; and

•	HomeBanc Corp. or HBMC, as appropriate, will pay, and the HMB Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the HMB Trust (other than obligations under the trust securities).

HomeBanc Corp. or HBMC, as appropriate, may guarantee payments of distributions, to the extent the HMB Trust obligated to pay those distributions has sufficient funds available to make the payments due on the preferred capital securities, to the extent described under “Description of trust guarantees.” If HomeBanc Corp. or HBMC, as appropriate, does not make interest payments on the junior subordinated debt securities held by the HMB Trusts, the HMB Trusts will not have sufficient funds to pay distributions on the preferred capital securities.

Each trust guarantee covers the payment of distributions and other payments on the preferred capital securities only if and to the extent that HomeBanc Corp. or HBMC, as appropriate, has made a payment of interest or principal on the junior subordinated debt securities held by the HMB Trust as its sole asset. However, HomeBanc Corp. or HBMC, as appropriate, believes that the trust guarantees, when taken together with its obligations under the junior subordinated debt securities and the subordinated indenture and its obligations under the amended declarations, including its obligations to pay the costs, expenses, debts and liabilities of the HMB Trusts, provide a full and unconditional guarantee of payment on the preferred capital securities.

A holder of preferred capital securities may sue HomeBanc Corp. or HBMC, as appropriate, to enforce its rights under the trust guarantee which relates to the holder’s preferred capital securities without first suing the guarantee trustee, the HMB Trust or any other person or entity.

Description of units

HomeBanc Corp. may issue units comprising one or more of the securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as debt securities of HBMC or U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement is a summary and is subject to, and is qualified in its entirety by, reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Selling shareholders

HomeBanc Corp. is registering 10,448,157 shares of common stock covered by this prospectus for reoffers and resales by GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P. and certain of their transferees. We will receive no proceeds from the sale of any shares by the selling shareholders. As used in this prospectus, “selling shareholders” refers to these entities, along with any other investment fund managed by GTCR Golder Rauner, L.L.C., or “GTCR,” that at any time holds shares acquired from GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. or GTCR Co-Invest, L.P.

Prior to our initial public offering, GTCR was the majority owner of HomeBanc Corp.’s predecessor. We paid GTCR a management fee of $417,000 for management, advice and consulting, including attendance by GTCR representatives at our board meetings, and strategic, operating and financial advice to HBMC through June 30, 2004. GTCR beneficially owns approximately 18.5% of the shares of our common stock, and we no longer pay GTCR a management fee. Two of our former directors, Messrs. Edgar D. Jannotta, Jr. and Daniel L. Timm, are a Senior Principal and Principal, respectively, with GTCR. Messrs. Jannotta and Timm did not stand for reelection to our board of directors at our annual shareholders’ meeting held on May 25, 2005.

In our initial public offering, we offered and sold directly to GTCR Fund VII/A, L.P. an aggregate of 4,250,000 shares of our common stock at $7.02 per share, the same price at which the underwriters purchased shares from us in that offering. GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P. are underwriters with respect to the resale of any of the 4,250,000 shares of our common stock that they purchased in our initial public offering and will be so identified in any applicable prospectus supplement. Of the remaining shares held by the selling shareholders, 6,191,123 shares were acquired in exchange for units in our predecessor, HBMC Holdings, LLC, prior to the pricing of our initial public offering in July 2004, and 7,034 shares were acquired by Messrs. Jannotta and Timm for their service as our directors and were contributed by them to GTCR Fund VII, L.P. on May 25, 2005.

In connection with our initial public offering, we entered into an amended and restated registration rights agreement pursuant to which GTCR has piggyback registration rights to register 10,441,123 shares of our common stock, including all shares received by GTCR in connection with our reorganization, and the 4,250,000 shares of our common stock purchased by GTCR Fund VII/A, L.P. in our initial public offering, for offer and sale in connection with specified types of registered public offerings by us. We have registered the shares covered by this prospectus in satisfaction of GTCR’s piggyback registration rights under an amended and restated registration rights agreement.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or that are exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

The following table sets forth information about the selling shareholders’ beneficial ownership of HomeBanc Corp.’s common stock as of August 22, 2005. As of August 22, 2005, there were 56,596,460 shares of HomeBanc Corp.’s common stock outstanding held by approximately 443 holders of record. The selling shareholders may sell, from time to time, all, some or none of the shares covered by this prospectus.

	Shares beneficially owned as of August 22, 2005 and prior to the sale of shares covered by this prospectus			Beneficial ownership after offering(1)
Name of selling shareholder	Number of shares	Percentage	Shares Being Offered	Number of shares	Percentage

GTCR Fund VII, L.P. (2)(5)	6,141,991	10.9%	6,141,991	—		*
GTCR Fund VII/A, L.P. (3)(5)	4,211,444	7.4%	4,211,444	—		*
GTCR Co-Invest, L.P. (4)(5)	94,722	*	94,722	—		*
Total selling shareholder shares being sold in this offering	10,448,157	18.5%	10,448,157	—		*

*	Less than 1%.

(1)	Assumes that the selling shareholders dispose of all of the shares of common stock covered by this prospectus and do not acquire or dispose of additional shares of common stock. The selling shareholders may, from time to time, sell some or all of the shares covered by this prospectus, but have no obligation to sell any such shares.

(2)	GTCR Fund VII, L.P., or “Fund VII,” directly owns 6,141,991 shares of our common stock. GTCR Partners VII, L.P., or “GTCR Partners VII,” is the general partner of Fund VII and GTCR is the general partner of GTCR Partners VII. Therefore, GTCR Partners VII and GTCR may be deemed to have shared voting and dispositive power with respect to all of the shares of our common stock held by Fund VII.

(3)	GTCR Fund VII/A, L.P., or “Fund VII/A,” directly owns 4,211,444 shares of our common stock. GTCR Partners VII is the general partner of Fund VII/A. Therefore, GTCR Partners VII and GTCR may be deemed to have shared voting and dispositive power with respect to all of the shares of our common stock held by Fund VII/A.

(4)	GTCR Co-Invest, L.P., or “Co-Invest,” directly owns 94,722 shares of our common stock. GTCR is the general partner of Co-Invest. Therefore, GTCR may be deemed to have shared voting and dispositive power with respect to all of the shares of our common stock held by Co-Invest.

(5)	The address for each of Fund VII, Fund VII/A, Co-Invest, GTCR Partners VII, and GTCR is 6100 Sears Tower, Chicago, Illinois 60606-6402.

Federal income tax consequences

The following discussion describes the material federal income tax consequences relating to the taxation of us as a REIT and to the purchase, ownership and disposition of our common stock. This section does not describe any tax consequences to the purchase, ownership or disposition of any other equity or debt securities that we describe in this prospectus other than common stock. Such tax consequences will be described in a supplement to this prospectus that will contain specific information about the offering and the terms of the securities being sold. In this section, references to “we,” “our” and “us” mean HomeBanc Corp. Because this summary is intended only to address material federal income tax consequences relating to our taxation as a REIT and to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending upon your particular tax situation;

•	special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization (except to the extent discussed in “—Taxation of Tax-Exempt Shareholders” below), a broker-dealer, a non-U.S. person (except to the extent discussed in “—Taxation of Non-U.S. Shareholders” below), a trust, an estate, a partnership or other pass-through entity, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Code;

•	this summary generally does not address state, local or non-U.S. tax considerations;

•	this summary deals only with our shareholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Code; and

•	we do not intend this discussion to be, and you should not construe it as, tax advice.

We base the information in this section on the current Code, current final, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Various changes to the REIT rules were made in the American Jobs Creation Act of 2004, which was signed into law by the President on October 22, 2004. Some of the changes will first take effect for our taxable year beginning January 1, 2005, while others apply retroactively to our short taxable year ended December 31, 2004. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our company as a REIT

We will elect to be taxed as a REIT under the federal income tax laws effective for our short taxable year ended December 31, 2004. We believe that, commencing with such short taxable year, we have been organized and operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with this offering of securities, Alston & Bird LLP has rendered an opinion that, assuming that we complete the elections and other procedural steps described in this discussion of “Federal income tax consequences” in a timely fashion, commencing with our short taxable year ended December 31, 2004, we have been organized in conformity with the requirements for qualification as a REIT under Sections 856 through 860 of the Code, and our proposed method of operation will enable us to meet the requirements for taxation as a REIT under the Code. Investors should be aware that Alston & Bird LLP’s opinion is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Alston & Bird LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Alston & Bird LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our shareholders, but taxable income generated by our taxable REIT subsidiaries, including HBMC, will be subject to regular corporate income tax. The benefit of that tax treatment is that it avoids the federal “double taxation,” or taxation at both the corporate and shareholder levels, that generally applies to income distributed by a corporation to its shareholders. However, we will be subject to federal tax in the following circumstances:

•	We will be subject to federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference.

•	We will be subject to income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business; and

•	other non-qualifying income from foreclosure property.

•	We will be subject to a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 95% (90% in the case of a failure for our short taxable year ended December 31, 2004) of our gross income exceeds the amount of our income qualifying under the 95% gross income test;

•	multiplied by a fraction intended to reflect our profitability.

•	For taxable years beginning on or after January 1, 2005, (1) if we fail to satisfy the REIT asset tests and continue to qualify as a REIT because we meet other requirements, we will have to pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time we failed to satisfy the asset tests, or (2) if we fail to satisfy other REIT requirements (other than the gross income and asset tests) and continue to qualify as a REIT because we meet other requirements, we will have to pay $50,000 for each other failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from earlier periods;

we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which our initial basis in the asset is determined by reference to the C corporation’s basis in the asset, and provided no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax.”

•	We will be subject to tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from REMIC residual interests or taxable mortgage pools equal to the percentage of our stock that is held by “disqualified organizations.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

For this reason, our articles of incorporation prohibit disqualified organizations from owning our common stock.

Requirements for qualification

Organizational requirements

A REIT is a corporation, trust, or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors.

(2) Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

(3) It would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws.

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

(5) At least 100 persons are beneficial owners of its shares or ownership certificates.

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

(8) It uses the calendar year as its taxable year.

(9) It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our articles of incorporation restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our articles of incorporation restricting the ownership and transfer of the common stock are described in “Description of capital stock—Restrictions on Ownership and Transfer.”

Qualified REIT Subsidiaries.    A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Each of HomeBanc Funding Corp, HomeBanc Funding Corp. II and HMB Acceptance Corp. will be treated as a qualified REIT subsidiary of ours.

Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. Thus, in applying the requirement described herein, all assets, liabilities, and items of income, deduction and credit of a disregarded limited liability company owned by the REIT will be treated as assets, liabilities, and items of income, deduction and credit of the REIT. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership, in both cases being based on its relative capital interest in the partnership and, pursuant to a change in the American Jobs Creation Act of 2004, taking into account any debt securities issued by the partnership and held by the REIT, for purposes of the applicable REIT qualification tests. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.    A taxable REIT subsidiary, or “TRS,” is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. If a TRS directly or indirectly owns more than 35% of the voting power or value of the stock of another corporation, such other corporation will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not comparable to similar arrangements among unrelated parties. We have made an election for each of HBMC and Abetterwayhome Corp. to be treated as a TRS. HBMC will be subject to corporate income tax on its taxable income. We cannot assure you that our TRSs will not be limited in their ability to deduct interest payments made to us or that other transactions between our TRSs and us will be treated as arm’s length transactions.

Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations (or interests therein), these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We may make investments or enter into financing and securitization transactions that give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. The Treasury Department has yet to issue regulations governing the tax treatment of the shareholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (1) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (2) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.”

Our excess inclusion income would be allocated among our shareholders. A shareholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. shareholders. See “—Taxation of Taxable U.S. Shareholders,” “—Taxation of Tax-Exempt Shareholders,” and “—Taxation of Non-U.S. Shareholders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law. Tax-exempt investors, non-U.S. investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and likely would prevent our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross income tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income, and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be proportionate to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

In addition, interest includes income from a REMIC as long as at least 95% of the assets of the REMIC are interests in real property. If less than 95% of the assets of the REMIC consist of qualifying real estate assets, then income received by the REIT will be treated as interest from a mortgage loan in the proportion in which assets of the REMIC consist of real estate assets.

Fee Income.    We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. We presently intend to service those mortgage loans that we own or that are treated as owned by us for federal income tax purposes, including loans held by HomeBanc Funding Corp. and HomeBanc Funding Corp. II, our qualified REIT subsidiaries, and loans that are held by securitization vehicles but are treated as owned by us for federal income tax purposes. Any servicing fees paid to us by one of our qualified REIT subsidiaries will be disregarded for purposes of the income tests. HBMC will conduct servicing and origination functions that generate fee income that is not qualifying income. The income earned by HBMC from these services will not be taken into account for purposes of our gross income tests.

Dividends.    Our share of any dividends received from any corporation (including HBMC and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property.    We may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or gross sales.

•	Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue or through a TRS. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided primarily for the tenants’ convenience or provided to a particular tenant. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us.

Hedging Transactions.    From time to time, we may enter into hedging transactions to manage our interest rate risks. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. The rules for taking into account income from hedging transactions in applying the gross income tests were changed in the American Jobs Creation Act of 2004. For our short taxable year ended December 31, 2004, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to reduce risks with respect to interest rates on our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of the hedging instrument should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For our post-2004 taxable years, income from a “hedging transaction” that hedges risks (not limited to interest rate risks) with respect to REIT liabilities incurred to acquire or carry real estate assets will not be taken into account for purposes of the 95% gross income test (rather than being treated as qualifying income) and will be treated as non-qualifying income for purposes of the 75% gross income test. For these purposes, a “hedging transaction” is defined as a transaction entered into by us in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred to acquire or carry real estate assets. A hedging transaction must be identified on our books before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, the income from those transactions is likely to be treated as non-qualifying income for purposes of the gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are or will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot assure you, however, that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our loans through HBMC.

It is our current intention that HomeBanc Corp.’s securitizations of mortgage loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our mortgage loans only in non-REMIC transactions that will be treated as secured financings for tax purposes.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	we properly disclose the failure to the IRS (or for our short taxable year ended December 31, 2004, attach a schedule of the nature and amount of each item of our income to our tax return and any incorrect information on such schedule is not due to fraud with intent to evade tax)

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company as a REIT,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 95% (90% in the case of a failure for our short taxable year ended December 31, 2004) of our gross income (excluding gross income from prohibited transactions) exceeds the amount of our income qualifying under the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Asset tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the value of the total assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. Unless otherwise provided in regulations, the 10% value limitation will not apply to:

•	any security qualifying for the straight debt exception;

•	any loan to an individual or estate;

•	any Code section 467 rental agreement with any person that would not generate related party rents under Code section 856(d)(2)(B);

•	any obligation to pay qualifying rents from real property;

•	any governmental security the payments of which are not based on profits of, or obligations issued by, non-governmental entities;

•	any security issued by a REIT; and

•	any other securities excepted in regulations.

The straight debt exception starts with the definition of straight debt in section 1361(c)(5) (as modified), but whereas section 1361 applies only to obligations providing for a sum certain on demand or on a specified date, with interest rates and payment dates that are not contingent on profits, the borrower’s discretion, or other factors, the American Jobs Creation Act of 2004 permits the following contingencies:

•	The timing of payments of principal or interest may be contingent if (1) such contingency causes (specified) limited changes to the debt’s effective yield to maturity or (2) the REIT does not hold more than $1,000,000 (by face amount or issue price) of the issuer’s debt instruments and not more than 12 months of unaccrued interest can be required to be prepaid on such debt instruments.

•	The time or amount of payments may be contingent if such contingency arises only upon default or upon the issuer’s exercise of a prepayment right and such contingencies are consistent with customary commercial practice.

The straight debt exception will not apply to any securities issued by a corporation or partnership if the REIT and any controlled TRSs also own securities of such issuer that would not qualify for the straight debt exception and that are worth more than 1% of the issuer’s outstanding securities. There are also special rules for securities issued by partnerships.

The asset tests described above are based on our gross assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.

We believe that the aggregate value of the securities issued to us by our taxable REIT subsidiaries does not exceed 20% of the aggregate value of our gross assets. We believe that all or substantially all of the mortgage loans and mortgage-backed securities that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Failure to Satisfy Asset Tests.    Under the American Jobs Creation Act of 2004, a REIT that fails to satisfy either of the 5% or 10% securities limitations for a particular quarter will not be disqualified if (1) the failure is due to ownership of assets the total value of which does not exceed the lesser of 1% of the gross value of the REIT’s assets or $10,000,000 and (2) the REIT either disposes of assets to satisfy the securities ownership limitations within 6 months of the last day of the quarter in which the violation was identified or the REIT otherwise satisfies the securities ownership limitations within 6 months of the last day of the quarter in which the violation was identified. In the case of any other violation of an asset test, the American Jobs Creation Act of 2004 permits a REIT to avoid disqualification if:

•	the violation is due to reasonable cause and not due to willful neglect;

•	the REIT provides a schedule of the disqualifying assets to the IRS;

•	the REIT either disposes of the disqualifying assets described on the disclosure schedule within 6 months of the last day of the quarter in which the violation was identified or the REIT otherwise satisfies the asset tests within 6 months of the last day of the quarter in which the violation was identified; and

•	the REIT pays a penalty tax equal to the greater of (1) $50,000 or (2) a tax calculated at the highest corporate tax rates on the income generated by the disqualifying assets for the period beginning on the first date that such assets cause the REIT to fail an asset test and ending on the earlier of the date the REIT disposes of such assets or the end of the first quarter in which the REIT satisfies the asset tests.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions.

Distribution requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, in excess of the special tax on income from foreclosure property,

minus the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or we can pay such distributions in the following taxable year if (1) we declare the distribution before we timely file our federal income tax return for the year, pay the distribution in such following year on or before the first regular dividend payment date after such declaration and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year or (2) we declare a dividend in October, November or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year (in which case we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared).

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year (or by the time required for the second exception discussed in the preceding paragraph), at least the sum of:

•	85% of our REIT ordinary income for such year;
•	95% of our REIT capital gain income for such year; and
•	any undistributed taxable income from prior periods;

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. Distributions described in the first exception discussed in the preceding paragraph do not count as distributions in the prior year for purposes of the 4% nondeductible excise tax. In addition, if during the 10-year recognition period, we dispose of any asset subject to the built-in gain rules described above, we must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in taxable mortgage pools.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, an agreement as to tax liability between us and an IRS district director, or, for taxable years beginning on or after January 1, 2005, a statement by us attached to an amendment or supplement to our tax return, we may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure to Satisfy Distribution and Other Requirements.    Under the American Jobs Creation Act of 2004, for taxable years beginning on or after January 1, 2005, a REIT may avoid disqualification for failures to meet REIT requirements (other than the gross income and asset tests) if the failure is due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure. We cannot predict, however, whether in all circumstances we would qualify for the relief provisions.

Failure to qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, then we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT subsidiaries

As described above, a TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. If a TRS directly or indirectly owns more than 35% of the voting power or value of the stock of another corporation, such other corporation will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to ensure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

We have made an election to treat each of HBMC and Abetterwayhome as a TRS. HBMC will originate our loans and will be subject to corporate income tax on its taxable income. We believe that all transactions between us and HBMC and any other TRS that we form or acquire (including sales of loans from HBMC to us, HomeBanc Funding Corp., HomeBanc Funding Corp. II, HMB Acceptance Corp. or any other future qualified REIT subsidiary) will be conducted on an arm’s-length basis.

Taxation of taxable U.S. shareholders

As used in this discussion, the term “U.S. Shareholder” means a holder of our common stock that, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate, the income of which is subject to federal income taxation regardless of its source; or

•	is any trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership holds our stock, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

Distributions Generally.    Distributions to U.S. Shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Shareholders. These distributions are not eligible for the dividends received deduction for corporations. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. Under this law, certain “qualified dividend income” received by U.S. non-corporate shareholders in taxable years 2003 through 2008 is subject to tax at the same tax rates as long-term capital gain (generally, under the new law, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2008), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as TRSs). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (1) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (2) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

To the extent that we make a distribution in excess of our positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder’s common stock, and then the distribution in excess of such basis will be taxable to the U.S. Shareholder as gain realized from the sale of its stock. Dividends declared by us in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by us and received by our shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Capital Gain Distributions.    Distributions to U.S. Shareholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held his or her common stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

We may elect to retain and pay income tax on net long-term capital gain that we received during the tax year. In this instance, U.S. Shareholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by us. The U.S. Shareholders will also be deemed to have paid their proportionate share of the tax we paid, which would be credited against such shareholders’ U.S. federal income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Shareholders’ shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account on or after May 6, 2003 and before January 1, 2009, generally will be taxed to a non-corporate U.S. Shareholders at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions designated by us as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate U.S. Shareholders at regular long-term capital gains rates (currently at a maximum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.

Passive Activity Loss and Investment Interest Limitations.    Distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common stock or capital gain dividends generally will be excluded from investment income unless the U.S. Shareholder elects to have the gain taxed at ordinary income rates. Shareholders are not allowed to include on their own federal income tax returns any of our tax losses.

Phantom Income.    We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments and experience an offsetting excess of economic income over our taxable income in later years. As a result, shareholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a shareholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable shareholder will decrease. We will consider the potential effects of phantom income on our taxable shareholders in managing our investments.

Any excess inclusion income that we recognize generally will be allocated among our shareholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A shareholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the shareholder.

Dispositions of Stock.    In general, a U.S. Shareholder will realize capital gain or loss on the disposition of our common stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and the shareholder’s adjusted tax basis in the common stock. This gain or loss will be a capital gain or loss if the U.S. Shareholder has held the shares as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if the shareholder has held the asset for more than one year, it will produce long-term capital gain) and the shareholder’s tax bracket (the maximum long-term capital gain rate for non-corporate taxpayers currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% to a portion of capital gain realized by a non-corporate shareholder on the sale of our stock that would correspond to our “unrecaptured Section 1250 gain.” Shareholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of common stock that the shareholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Taxation of tax-exempt shareholders

Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income,” which we refer to as “UBTI,” unless the shareholder has borrowed to acquire or carry shares of our stock or has used the shares in a trade or business. However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of “pension-held REITs” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as such for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. The restrictions on ownership of common stock in our articles of incorporation generally will prevent application of the pension-held REIT rules.

Taxation of non-U.S. shareholders

As used in this discussion, the term “non-U.S. Shareholder” means a beneficial owner of common stock that is a nonresident alien or a corporation, estate or trust that is not a U.S. Shareholder.

In general, non-U.S. Shareholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non- U.S. Shareholder’s conduct of a trade or business in the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States). A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable, on effectively connected earnings and profits. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not so effectively connected (except to the extent that the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” rules discussed below treat such income as effectively connected income).

A distribution by us that is not attributable to gain from the sale or exchange of a “United States real property interest” and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in its stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

Under the Jobs Creation Act of 2004, for our taxable years beginning on or after January 1, 2005, distributions by us that are made with respect to a class of stock that is regularly traded on an established securities market in the U.S. and that are attributable to gain from the sale or exchange of a United States real property interest will be treated as ordinary dividends in the case of a non-U.S. Shareholder that does not own more than 5% of such class of stock at any time during such taxable year. In other cases, distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Shareholder under the FIRPTA rules. Such distributions are taxed to a non-U.S. Shareholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty. The loans we hold generally will not be United States real property interests.

Distributions by us that are not attributable to gain from the sale or exchange of a United States real property interest but are designated by us as capital gain dividends, should not be subject to United States federal income tax.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder unless:

•	a lower treaty rate applies and the non-U.S. Shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s United States tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

Unless our stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of our stock by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our stock will not constitute a U.S. real property interest if we are a “domestically-controlled REIT” or, for our taxable years beginning on or after January 1, 2005, a “domestically-controlled qualified investment entity.” A domestically-controlled REIT or a domestically-controlled qualified investment entity is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. We currently anticipate that we will be a domestically-controlled qualified investment entity and, therefore, that the sale of our common stock will not be subject to taxation under FIRPTA. However, because our stock will be publicly traded, we cannot assure you that we will be a domestically-controlled qualified investment entity. If we were not a domestically-controlled qualified investment entity, a non-U.S. Shareholder’s sale of our common stock would not be subject to tax under FIRPTA if our stock was “regularly traded” on an established securities market (such as the New York Stock Exchange) and the selling shareholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of common stock were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our common stock is not a U.S. real property interest, a nonresident alien individual’s gains from the sale of common stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

A purchaser of our common stock from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is “regularly traded” on an established securities market or if we are a domestically-controlled qualified investment entity. Otherwise, the purchaser of our common stock from a non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our common stock is traded on the New York Stock Exchange under the symbol “HMB.” We believe that we qualify under both the regularly traded and the domestically-controlled qualified investment entity exceptions to withholding but we cannot provide any assurance to that effect.

Upon the death of a nonresident alien individual, that individual’s common stock in us will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information reporting requirements and backup withholding tax

U.S. Shareholders.    In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

•	the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

•	the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s federal income tax and may entitle the shareholder to a refund, provided that the shareholder timely furnishes the required information to the IRS.

Non-U.S. Shareholders.    Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Shareholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Shareholder’s foreign status and has no actual knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax and may entitle the shareholder to a refund, provided that the shareholder timely furnishes the required information to the IRS.

State and local taxes

We and/or our shareholders may be subject to taxation in various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The tax treatment of us and our shareholders may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

Additional tax consequences

The foregoing discussion described the material U.S. federal income tax consequences relating to our taxation as a REIT and the material federal tax consequences to the purchase, ownership and disposition of our common stock. For the material federal income tax consequences of other securities issued separately or in connection with our common stock, please see the tax discussion in the prospectus supplement that will accompany the offer to sell such securities.

Plan of distribution

We, the HMB Trusts and any selling shareholders may sell securities offered under this prospectus:

•	through underwriters or dealers;
•	through agents; or
•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices. We may include shares of selling shareholders in conjunction with underwritten sales by us of shares of HomeBanc Corp.’s common stock.

For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us and the Trusts;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we, the HMB Trusts or the selling shareholders use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time include Cantor Fitzgerald & Co. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

If we, the HMB Trusts or the selling shareholders use dealers in the sale, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If securities are sold directly, no underwriters, dealers or agents would be involved. We, the HMB Trusts and the selling shareholders are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We and the Trusts may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We, the HMB Trusts and the selling shareholders may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities hereunder also may be effected by us, the HMB Trusts or the selling shareholders from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the New York Stock Exchange or any other national securities exchange or automated trading and quotation system on which HomeBanc Corp. common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of HomeBanc Corp. common stock offered under this prospectus will be listed on the New York Stock Exchange, subject to notice of issuance.

Each issue of a new series of preferred stock, depositary shares, warrants, stock purchase contracts, preferred capital securities, debt securities and related guarantees will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities will make a market in these securities. If a market in the preferred stock, depositary shares, warrants, stock purchase contracts, preferred capital securities, debt securities and related guarantees is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us or the selling shareholders, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us or the selling shareholders to indemnification by us or the selling shareholders against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Any underwriters, broker-dealers, agents or selling shareholders, participating in the distribution of the securities offered hereby are or may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. Any person deemed to be an underwriter may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 of the Exchange Act.

The selling shareholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the amended and restated registration rights agreement with GTCR, we and GTCR have agreed to indemnify each other against certain liabilities in connection with the registration of shares of common stock being sold by the selling shareholders, including liabilities arising under the Securities Act. Under the amended and restated registration rights agreement, we have agreed to pay the costs, expenses and fees of registering the shares of common stock.

Instead of selling the shares of common stock under this prospectus, the selling shareholders may, from time to time, sell some or all of the shares covered by this prospectus in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered hereby. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered hereby and the ability of any person or entity to engage in market-making activities with respect to such securities.

GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P. are underwriters with respect to the resale of any of the 4,250,000 shares of our common stock that they purchased in our initial public offering and will be so identified in any applicable prospectus supplement.

Under the securities law of various states, the securities offered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered hereby may not be sold unless such securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

The outstanding common stock of HomeBanc Corp. is listed on the New York Stock Exchange under the symbol “HMB.”

Legal matters

Legal matters in connection with this offering, including the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain United States federal income taxation matters will be passed upon for us and the HMB Trusts by Alston & Bird LLP, Atlanta, Georgia. Certain matters of Delaware law relating to the validity of the preferred capital securities will be passed upon for us and the HMB Trusts by special Delaware counsel designated in the related prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Cahill Gordon & Reindel LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

2,000,000 shares

10% Series A Cumulative Redeemable Preferred Stock

Prospectus supplement

(To Prospectus dated September 26, 2005)

JPMorgan
A.G. Edwards

February 2, 2006